UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant ☑                         Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

LIVE NATION ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
The 2018 Annual Meeting of Stockholders of Live Nation Entertainment, Inc., a Delaware corporation, will be held on Wednesday, June 6, 2018, at 8:30 a.m. local time at 9348 Civic Center Drive, Beverly Hills, California 90210, for the following purposes:

1.	to elect the twelve director nominees identified in the accompanying proxy statement to hold office until the 2019 Annual Meeting of Stockholders;
2.	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2018 fiscal year; and
3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The board of directors has fixed the close of business on April 10, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the 2018 Annual Meeting of Stockholders and at any adjournment or postponement thereof.
Thank you for your ongoing support and continued interest in Live Nation Entertainment.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 20, 2018

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2018:

Our Proxy Statement is attached. The Notice of Annual Meeting of Stockholders and Proxy Statement, 2017 Annual Report and Form 10-K may be accessed over the internet free of charge at www.envisionreports.com/lyv.
We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials,” or Notice of Availability, to our stockholders of record instead of a paper proxy statement and annual report containing financial statements, unless paper copies have previously been requested. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the internet if possible and convenient for you. Instructions on how to access the proxy materials over the internet or to request a paper or email copy of our proxy materials can also be found in the notice you received.
Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

9348 Civic Center Drive
Beverly Hills, California 90210

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 6, 2018

The board of directors of Live Nation Entertainment, Inc., referred to herein sometimes as Live Nation, our, us, we or the company, solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Wednesday, June 6, 2018, at 8:30 a.m. local time at 9348 Civic Center Drive, Beverly Hills, California 90210, and for any adjournment or postponement thereof. This proxy statement is being made available to stockholders on or about April 20, 2018.
__________________

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q: Why did I receive a notice regarding the availability of proxy materials on the internet?

A:
Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the Notice of Availability. The Notice of Availability provides instructions on how to view our proxy materials over the internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission, or the SEC. We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.

We intend to mail the Notice of Availability on or about April 20, 2018 to all stockholders of record entitled to vote at the annual meeting.

2.	Q: Purpose—What is the purpose of the Annual Meeting of Stockholders?

A:	At the annual meeting, stockholders will act upon the matters outlined in this proxy statement, including:

•
election of the twelve members of our board of directors, the director nominees being Mark Carleton, Ariel Emanuel, Robert Ted Enloe, III, Ping Fu, Jeffrey T. Hinson, James Iovine, James S. Kahan, Gregory B. Maffei, Randall T. Mays, Michael Rapino, Mark S. Shapiro and Dana Walden; and

•	ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

3.	Q: Board’s Recommendations—How does the board of directors recommend that I vote?

A:	The board of directors recommends that you vote your shares:

•	FOR each of the director nominees named in this proxy statement; and

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.
If you are an employee or former employee who holds company stock through our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions for this stock to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which

2018 Proxy Statement | 1

the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.

4.	Q: Vote Requirement—How many votes are required to approve each item?

A:
Election of directors (Proposal 1)—Our bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting or withholding your vote by voting “abstain” (or a direction to your broker, bank or other nominee to withhold your vote, called a “broker non-vote”) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.

Ten of our director nominees are currently serving on the board of directors and two—Ms. Fu and Ms. Walden—are first-time nominees. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our board of directors’ policy regarding majority voting, the board expects each incumbent director who is nominated for re-election to the board to tender his or her resignation from the board if he or she fails to receive the required number of votes for re-election in accordance with our bylaws. The resignation shall become effective only if and when the board of directors or a duly authorized committee of the board determines to accept such resignation. The board of directors or the duly authorized committee of the board, as the case may be, may consider any factors it deems relevant in deciding whether to accept a director’s resignation. Each of the director nominees has affirmatively agreed to tender a resignation under the circumstances described above.
Ratification of independent public accounting firm (Proposal 2 and any other items properly brought before the annual meeting)—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to approve the ratification of our independent public accounting firm, and any other item properly brought before the annual meeting (except as explained below for amendments to our bylaws). For purposes of this vote, abstentions or not voting on a matter will be counted as present in person or represented by proxy and entitled to vote on the respective matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal, as they are not “entitled to vote.” Amendments to our bylaws require the affirmative vote of the holders of at least a majority of the total voting power of our common stock, or at least 80% of the total voting power for certain amendments. For the purpose of a vote on an amendment to our bylaws, not voting, abstentions and broker non-votes will all have the effect of a negative vote.

5.	Q: Record Date—Which of my shares may I vote?

A:
All shares owned by you as of the close of business on April 10, 2018, referred to as the Record Date, may be voted by you. These shares include shares that are (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.

6.	Q: Quorum—What constitutes a quorum?

A:
Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.

At the close of business on the Record Date, we had 208,875,754 shares of common stock outstanding and entitled to vote.

7.	Q: Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?

A:
Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

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Record holders—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use. You may also vote by mail, over the internet or by telephone, as described below under the heading “Voting—How can I vote?”
Beneficial owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote the shares. If you do not wish to vote in person, you may vote by mail, over the internet or by telephone, as described below under the heading “Voting—How can I vote?”

8.	Q: Voting—How can I vote?

A:
Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes:

•
By Mail—Record holders who received a paper copy of the proxy materials by mail may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.

•
In Person—Record holders may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.

•
By Internet—Record holders may vote via the internet by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners may vote via the internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for internet voting availability.

•
By Telephone—Record holders may vote via telephone by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.

9.    Q:     Broker Non-Votes—What is a broker non-vote?

A:
Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange, or NYSE, rules, a nominee does not have discretionary voting power with respect to “non-routine” matters or the election of directors. The ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters.

If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.

10.	Q: Revocation of Proxy—May I change my vote after I return my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.
Record holders may change their vote by:

•	a timely, valid, later-dated proxy;

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•	a timely written notice of revocation submitted to our General Counsel at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or

•	attending the annual meeting and voting in person.
Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.
You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

11.	Q: Voting Results—Where can I find the voting results of the annual meeting?

A:	We will publish the final voting results of the annual meeting in a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting.

12.	Q: Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of the Notice of Availability, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one Notice of Availability or proxy card. If you receive multiple sets of voting materials, please vote each Notice of Availability, proxy card and voting instruction card that you receive.

13.	Q: Solicitation—Who will pay the costs of soliciting these proxies?

A:
Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, email or facsimile by members of management. We will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.

14.	Q: Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?

A:
Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Kathy Willard, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

15.	Q: Further Questions—Who can help answer my questions?

A:	If you have any questions about our proxy materials or the annual meeting, you can contact our General Counsel at:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
(310) 867-7000

*****

4 | 2018 Proxy Statement

CORPORATE GOVERNANCE
We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, as well as Board of Directors Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and board committee charters, form our framework for governance. All of these documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com or may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Governance Highlights
We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Some of the highlights of our corporate governance include:

What We Do:
✓    Chairman of the Board not a member of management
✓    9 of 12 directors independent (and only one, our Chief Executive Officer, is a member of management)
✓    Annual election of all members of our board of directors (see Proposal 1)
✓    Majority voting standard for uncontested director elections
✓    Director resignation policy for directors who fail to receive a majority of votes for re-election
✓    Annual advisory vote to ratify independent auditor (see Proposal 2)
✓    Robust stock ownership guidelines
✓    Regular board self-assessments at both individual and group levels
✓    Committee members (other than Executive Committee) are all independent
What We Don’t Do:
✗    No repricing of underwater stock options without stockholder approval
✗    No hedging of company securities per company policy
✗    No pledging of company securities without preapproval per company policy
✗    No former employees serve as directors

Independence
Our board of directors currently consists of twelve directors, nine of whom are independent (as defined by our Board of Directors Governance Guidelines), one of whom serves as our President and Chief Executive Officer and two of whom are executive officers of our largest stockholder. For a director to be independent, the board of directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The board of directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of our Board of Directors Governance Guidelines.
Applying these independence standards, the board of directors has determined that Jonathan Dolgen, Ari Emanuel, Ted Enloe, Jeff Hinson, Jimmy Iovine, Peggy Johnson, Jim Kahan, Randall Mays and Mark Shapiro are all independent directors. Ping Fu and Dana Walden, who have been nominated to fill the positions of Mr. Dolgen and Ms. Johnson, who are not standing for re-election, have also been determined to be independent.

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Board Composition and Director Qualifications
Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the board of directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of directors, management, stockholders and professional search firms. Generally, the committee seeks members with diverse backgrounds and viewpoints which contribute to the board of directors’ broad spectrum of experience and expertise, and who have a reputation of integrity.
Rather than being bound by one-size-fits-all policies regarding the composition of the board of directors, the Nominating and Governance Committee instead seeks to make individual, facts-specific determinations. We believe that the company requires specialized experience and expertise in its leaders due to the uniqueness of its business and industry. The Nominating and Governance Committee annually assesses the appropriateness of the size of the board of directors, the skill set mix of each director, and the performance of each director when reviewing the annual board self-assessments, where each director has the opportunity to provide comprehensive feedback on himself/herself, his/her peers and the board as a whole. Four of the current members of the board of directors have joined since 2010 and two of the director nominees named in this proxy statement are first-time nominees, reflecting our evolving business and leadership needs. The Nominating and Governance Committee does not mandate an age or length of service at which a director must resign, and instead focuses on whether each director continues to provide value to the company and its stockholders. The Nominating and Governance Committee has committed itself to carefully considering diversity when evaluating director candidates, giving strong consideration to candidates that would contribute to the board’s gender, ethnic and other diversity, as evidenced by the fact that two female director candidates have been nominated to fill the vacancies created due to two directors’ not standing for re-election at the annual meeting.
At a minimum, directors should:

•	have experience in positions with a high degree of responsibility;

•	demonstrate strong leadership skills;

•	have the time, energy, interest and willingness to serve as a director; and

•	contribute to the mix of skills, core competencies and qualifications of the board of directors and management.
In addition to recommendations from directors, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the General Counsel at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter.
Board Leadership Structure
Our board of directors is currently led by a Chairman who is not our Chief Executive Officer and is not an employee. Under our bylaws and Board of Directors Governance Guidelines, the Chairman of the Board is responsible for coordinating the board of directors’ activities, including the scheduling of meetings and the determination of relevant agenda items.
Risk Oversight and Compensation Risk Assessment
The Audit Committee periodically reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reports the results of its review to the board of directors.
Matters of risk management are brought to the attention of the Audit Committee by our Chief Financial Officer, our General Counsel, our Chief Accounting Officer, our external auditors and our Senior Vice President of Internal Audit, who regularly reviews and assesses internal processes and controls for ongoing compliance with internal policies, as well as for potential weaknesses that could result in a failure of an internal control process.

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Management reviews and reports on potential areas of risk at the request of the Audit Committee or other members of the board of directors.
We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver in the Corporate Governance section of our website at investors.livenationentertainment.com.
Officer and Director Stock Ownership Guidelines
It is the board of directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the board expects that all directors own, or acquire within three years of first becoming a director, equity securities having a market value of at least $225,000. In addition, the Board expects that (i) the Chief Executive Officer own, or acquire within three years of first becoming Chief Executive Officer, equity securities having a market value at least equal to five times (5x) the Chief Executive Officer’s then-current annual base salary, and (ii) other executive officers own, or acquire within three years of first becoming an executive officer, equity securities having a market value at least equal to two and one-half times (2.5x) such executive officer’s then-current annual base salary.
The board of directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.
Stockholder Communications
Stockholders and other interested parties may communicate with the board of directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.
Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (888) 497-2555, or via a web-reporting tool at www.livenation.alertline.com for those in North America and www.livenationinternational.alertline.com for those in international locations.

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Certain Relationships and Transactions
Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.
Generally, the policy covers any transaction in which we were or will be a participant, the amount involved exceeds $120,000 and any “related person” had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (i) director or executive officer, (ii) nominee for director, (iii) stockholder who beneficially owns more than 5% of any class of our voting securities and (iv) family members of any of the persons set forth in (i) through (iii) above.
Agreements with Liberty
In connection with the merger between Live Nation and Ticketmaster Entertainment, Inc., or Ticketmaster, which is referred to as the merger, we entered into governance and other arrangements with predecessors of Liberty Media Corporation, which we refer to as Liberty Media, and certain successors and affiliates of Liberty Media, which collectively, together with Liberty Media, are referred to as Liberty. As described in the section entitled “Security Ownership Table” beginning on page 20, as of April 10, 2018, Liberty beneficially owned 69,645,033 shares of our common stock.
We lease a venue from and provide ticketing services to a sports franchise owned by Liberty Media and pay royalty fees and non-recoupable ticketing contract advances to the sports franchise. We also receive transaction fees from the sports franchise for tickets the sports franchise sells using our ticketing software. From time to time, we purchase advertising from a satellite radio company that is a subsidiary of Liberty Media. These transactions are entered into in the ordinary course of business on an arms-length basis. During 2017, we recognized approximately $5.6 million in revenue and incurred approximately $2.6 million in expenses in connection with these transactions.
Liberty Stockholder Agreement
On February 10, 2009, Liberty, Live Nation and Ticketmaster entered into a stockholder agreement, or the Liberty Stockholder Agreement. The following summary is qualified by reference to the full Liberty Stockholder Agreement, which was included as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Board Representation.  Pursuant to the Liberty Stockholder Agreement, Liberty is entitled to nominate up to two Liberty directors for election to our board of directors until the earlier of (i) the date on which Liberty ceases to beneficially own at least 12,269,699 shares of Live Nation common stock, and (ii) the date on which Liberty ceases to own shares of Live Nation equity securities representing at least 5% of the total voting power of all Live Nation equity securities.
The directors nominated by Liberty must be reasonably acceptable to a majority of the board of directors who are not Liberty directors. In addition, one Liberty director must at all times qualify as “independent” within the meaning of applicable stock exchange rules (we have revocably waived the independence requirement). Live Nation has agreed to include each Liberty director in the slate of nominees recommended by the board of directors to the stockholders for election at each annual meeting and to use commercially reasonable efforts to cause the election of each Liberty director, including soliciting proxies in favor of the election of each such Liberty director. In the event a vacancy is created by the death, disability, retirement, resignation or removal (for any reason) of any Liberty director, Liberty has the right to designate a replacement or additional Liberty director. The Liberty Stockholder Agreement also addresses Liberty’s rights to representation on certain of the standing committees of the board of directors (Liberty has revocably waived these rights). Liberty’s current designees to our board are Messrs. Carleton and Maffei.
Acquisition Restrictions.  Pursuant to the Liberty Stockholder Agreement, Liberty will not directly or indirectly acquire (subject to certain exceptions), by means of a purchase, tender or exchange offer, business combination or otherwise, beneficial ownership of Live Nation equity securities in excess of 35% of the total voting power of all Live Nation equity securities. Such percentage is subject to adjustment, as described below, and is referred to as Liberty’s applicable percentage. In the event that Liberty’s beneficial ownership of Live Nation equity securities

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exceeds Liberty’s applicable percentage, no Live Nation equity securities beneficially owned by Liberty in excess of Liberty’s applicable percentage will be voted on any matter submitted to Live Nation stockholders and Live Nation will not recognize any votes cast by Liberty in excess of Liberty’s applicable percentage.
In connection therewith, we (i) amended our stockholder rights plan to permit Liberty to acquire Live Nation equity securities up to Liberty’s applicable percentage, (ii) agreed upon notice of certain permitted transfers of Live Nation equity securities described below, to amend our stockholder rights plan to permit such permitted transferee to acquire Live Nation equity securities up to the applicable percentage in effect with respect to such transferee and (iii) agreed not to take certain actions that would materially adversely affect Liberty’s ability to acquire Live Nation equity securities up to Liberty’s applicable percentage or would otherwise impose material economic burdens on Liberty’s ability to do so. We have approved Liberty Media and its affiliates and agreed to approve any of their permitted transferees as an “interested stockholder” of ours within the meaning of Section 203 of the Delaware General Corporation Law, or the DGCL, and to exempt such persons’ acquisition of Live Nation equity securities from the restrictions on “business combinations” set forth in Section 203 of the DGCL.
Transfer of Rights Under the Liberty Stockholder Agreement; Adjustment of Liberty’s Applicable Percentage.  Under certain circumstances, if a transferee of Liberty’s Live Nation equity securities agrees to be bound by the Liberty Stockholder Agreement, certain rights and obligations under the Liberty Stockholder Agreement may be transferred by Liberty to such transferee.
If Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Liberty Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, Liberty’s applicable percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and no spin-off transaction occurs, then Liberty will retain all of the rights to board representation provided by the Liberty Stockholder Agreement.
If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of Liberty’s applicable percentage, then all of the rights and obligations of Liberty under the Liberty Stockholder Agreement, other than the rights to board representation described above, will apply to such transferee. In that event, Liberty’s applicable percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. Live Nation will thereafter have the opportunity to amend its stockholder rights plan to remove Liberty’s ability to acquire Live Nation common stock in excess of the threshold permitted by the stockholder rights plan.
The rights and obligations of Liberty under the Liberty Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.
The Liberty Stockholder Agreement provides that in the event that Liberty transfers Live Nation equity securities other than as described above (subject to certain permitted hedging transactions), Liberty’s applicable percentage will be reduced by the amount of Live Nation equity securities transferred.
Registration Rights Agreement
On January 25, 2010, we entered into a registration rights agreement, or the Registration Rights Agreement, with Liberty. The following summary is qualified by reference to the full Registration Rights Agreement, which was included as Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2017.
Under the Registration Rights Agreement, Liberty is entitled to three demand registrations (and unlimited piggyback registrations) with respect to Liberty’s shares of Live Nation common stock, provided that any such demand involves Live Nation common stock with an aggregate offering price of at least $75 million on the date of such demand. Liberty will also be permitted to exercise its registration rights in connection with certain hedging transactions that it may enter into in respect of its shares of Live Nation common stock.
In addition, we will indemnify Liberty, and Liberty will indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement. We will be responsible for expenses related to any registration, other than certain specified expenses, including, but not limited to, (i) costs of printing and mailing the

2018 Proxy Statement | 9

registration statement or other documents related to the offering, (ii) brokers’ commissions or underwriters’ discounts and (iii) costs of ours relating to analyst or investor presentations.

10 | 2018 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Director Nominees
The board of directors is soliciting approval of the following director nominees:

•	Mark Carleton

•	Ariel Emanuel

•	Robert Ted Enloe, III

•	Ping Fu

•	Jeffrey T. Hinson

•	James Iovine

•	James S. Kahan

•	Gregory B. Maffei

•	Randall T. Mays

•	Michael Rapino

•	Mark S. Shapiro

•	Dana Walden
As we elect all members of our board of directors annually, the twelve nominees will serve for a one-year term expiring on the date of our Annual Meeting of Stockholders held in 2019 or until their successors are elected or their earlier resignation or removal. Ten of the director nominees are current members of the board of directors and are standing for re-election, and two—Ms. Fu and Ms. Walden—are first-time nominees elected to fill the positions of two directors who are not standing for re-election.
A director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting, withholding your vote by voting “abstain” or a broker non-vote is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.
Each of the director nominees has indicated a willingness to serve, or continue to serve, as a director if elected. If any director nominee becomes unable to serve, the board of directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Ms. Willard, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NAMED DIRECTOR NOMINEE.

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General Information About the Board of Directors
Our bylaws provide that our business and affairs will be managed by, or under the direction of, our board of directors. Set forth below is biographical information for the director nominees as of the date of this proxy statement, and the qualifications that led the board to conclude that each should serve as a director.
Mark Carleton

•	Age: 57

•
Professional Background: Mr. Carleton has served as a member of our board of directors since January 2010 and served as a member of Ticketmaster’s board of directors from August 2008 until the merger. Since October 2016, he has served as Chief Financial Officer of each of Liberty Media Corporation, Qurate Retail, Inc. (formerly Liberty Interactive Corporation) and Liberty Broadband Corporation, referred to as Liberty Media, Qurate and Liberty Broadband, respectively. He also has served as a Senior Vice President of Liberty TripAdvisor Holdings, Inc., or Liberty TripAdvisor, since October 2016 and Liberty Expedia Holdings, Inc. since October 2016. Previously, he served as Chief Development Officer of each of Liberty Media, Qurate, Liberty Broadband and Liberty TripAdvisor (from January 2016 to October 2016). He served as a Senior Vice President of Liberty Media (including its predecessor) (from May 2007 to December 2015), Qurate (including its predecessor) (from December 2003 to December 2015) and Liberty Broadband (from October 2014 to December 2015). Prior to that, he was employed by KPMG LLP from 1982 to 2003, most recently as a Partner and National Industry Director-Communications Segment and also served on KPMG’s board. Mr. Carleton was a practicing CPA during his time at KPMG.

•
Other Current Public Company Directorships: Mr. Carleton has served as a director of Barnes & Noble, Inc. since September 2011 and Sirius XM Holdings Inc., or Sirius XM, since December 2014 (having previously served as a director from January 2013 to September 2013).

•
Board Membership Qualifications: Mr. Carleton’s qualifications as a director include his professional background and experience, his current and previously held senior-executive level positions, his service on other public and private company boards and his specialized expertise in public company accounting. Mr. Carleton was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

Ari Emanuel

•	Age: 57

•
Professional Background: Mr. Emanuel has served as a member of our board of directors since 2007. Mr. Emanuel was a founding partner of Endeavor, a leading talent agency that merged with the William Morris Agency in 2009, creating WME Entertainment (now known as Endeavor Co., or Endeavor). Mr. Emanuel was an integral part of Endeavor’s success and provided its vision. Mr. Emanuel is now Chief Executive Officer and a member of the board of directors of Endeavor, which acquired IMG, a global leader in sports, fashion and media, in 2013. Mr. Emanuel is also a member of the Board of Trustees of the Museum of Contemporary Art (MOCA).

•
Board Membership Qualifications: Mr. Emanuel’s qualifications as a director include his professional background and experience, his leadership skills acquired while building Endeavor and guiding WME Entertainment, his extensive knowledge and understanding of, and reputation in, the entertainment industry and his expertise in artist representation.

Ted Enloe

•	Age: 79

•
Professional Background: Mr. Enloe has served as a member of our board of directors since 2006. Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. Mr. Enloe’s former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and president of Lomas Financial Corporation and Liberte Investors.

•
Other Current Public Company Directorships: Mr. Enloe has served as a director of Leggett & Platt Inc., a diversified manufacturer primarily in the home furnishings space, since 1969 and as its Non-Executive Chairman of the Board since 2016.

12 | 2018 Proxy Statement

•
Board Membership Qualifications: Mr. Enloe’s qualifications as a director include his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, his extensive experience with technology companies and his financial expertise.

Ping Fu

•	Age: 59

•
Professional Background: Ms. Fu is a first-time nominee to our board of directors in 2018. Ms. Fu currently serves as a director of The Long Now Foundation, Gelsight, Inc. and Burning Man Project. Previously, she served as Chief Entrepreneur Officer of 3D Systems Corporation from 2013 to 2016. From 1997 until its acquisition by 3D Systems in 2013, Ms. Fu was Chief Executive Officer of Geomagic, Inc. Before co-founding Geomagic, Ms. Fu was program manager of visualization at the National Center for Supercomputing Applications, where she was part of the team that initiated and managed the NCSA Mosaic software project that led to Netscape and Internet Explorer. She has more than 20 years of software industry experience in database, networking, 3D printing, geometry processing and computer graphics.

•
Board Membership Qualifications: Ms. Fu’s qualifications as a director include her professional background and experience, including her perspectives on female leadership and cultural sensitivity in the public and private sectors, previously held senior-executive level positions and global business experiences, her extensive track record as a futurist in technology trends, social change and policy-making, and her long history of working with and nurturing innovators and creative talents.

Jeff Hinson

•	Age: 63

•
Professional Background: Mr. Hinson has served as a member of our board of directors since 2005. Mr. Hinson has been President of YouPlus Media, LLC since June 2009. Previously, he served as Chief Executive Officer of Border Media Partners, LLC from 2007 to 2009, was a private financial consultant from 2005 to 2007 and served as Executive Vice President and Chief Financial Officer of Univision Communications Inc., or Univision, from 2004 to 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from 2003 to 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision.

•
Other Current Public Company Directorships: Mr. Hinson has served as a director (since 2006) and as Chairman of the Board (from 2013 until 2017) of Windstream Holdings, Inc., a provider of advanced network communications, and as a director of TiVo Inc., a provider of entertainment technology and audience insights, since 2007.

•
Board Membership Qualifications: Mr. Hinson’s qualifications as a director include his professional background and experience, previously held senior-executive level positions, his service on other public company boards, his extensive experience with companies in the media sector and his financial expertise.

Jimmy Iovine

•	Age: 65

•
Professional Background: Mr. Iovine has served as a member of our board of directors since 2014. Mr. Iovine currently serves as a creative consultant to Apple Inc. Previously, he co-founded Interscope Records in 1990, which subsequently became Interscope Geffen A&M in 1999. In 2006, he co-founded Beats Electronics and Beats Music, companies which produce audio products and operate a music streaming service, and which were sold to Apple Inc. in May 2014.

•
Board Membership Qualifications: Mr. Iovine’s qualifications as a director include his professional background and experience, previously held senior-executive level positions, his extensive knowledge and understanding of, and reputation in, the music industry and his experience as an entrepreneur in the music industry.

Jim Kahan

•	Age: 70

•
Professional Background: Mr. Kahan has served as a member of our board of directors since 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its

2018 Proxy Statement | 13

predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006.

•	Other Current Public Company Directorships: Mr. Kahan serves as a director of Amdocs Ltd., which provides software products and services to the communications industry worldwide.

•
Board Membership Qualifications: Mr. Kahan’s qualifications as a director include his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial and mergers and acquisitions expertise.

Greg Maffei

•	Age: 57

•
Professional Background: Mr. Maffei has served as a member of our board of directors since 2011 and as our Chairman of the Board since 2013. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007 and Liberty Broadband Corporation since June 2014. He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. He has served as the President and Chief Executive Officer of Qurate (including its predecessor) since February 2006 and as a director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation.

•
Other Current Public Company Directorships: Mr. Maffei has served as the Chairman of the Board of TripAdvisor, Inc. since February 2013, the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009, a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015, a director of Charter Communications, Inc. since May 2013, and the Chairman of the Board of Pandora Media, Inc. since September 2017.

•
Board Membership Qualifications: Mr. Maffei’s qualifications as a director include his professional background and experience, his leadership and reputation in the technology, media and communications sectors, previously held senior-executive level positions and his service on other public and private company boards. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

Randall Mays

•	Age: 52

•
Professional Background: Mr. Mays has served as a member of our board of directors since our formation in 2005. He currently serves as President of Running M Capital, a private investment company, and formerly served as Vice Chairman, President and Chief Financial Officer of Clear Channel Communications, Inc.

•
Board Membership Qualifications: Mr. Mays’ qualifications as a director include his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial, media and advertising expertise.

Michael Rapino

•	Age: 52

•	Professional Background: Mr. Rapino is our President and Chief Executive Officer and has served in this capacity since 2005. He has also served on our board of directors since 2005.

•	Other Current Public Company Directorships: Mr. Rapino has served as a director of Sirius XM since January 2018.

•
Board Membership Qualifications: Mr. Rapino’s qualifications as a director include his professional background and experience, his leadership skills acquired prior to and while serving as Chief Executive Officer of Live Nation, his extensive knowledge and understanding of, and reputation in, the music industry and his understanding of Live Nation’s business, operations, products and services.

14 | 2018 Proxy Statement

Mark Shapiro

•	Age: 48

•
Professional Background: Mark Shapiro was elected to our board of directors in 2008. Since November 2016, he has served as Co-President of IMG, a global leader in sports, fashion and media, having previously served as its Chief Content Officer from September 2014 until November 2016. Prior to that, he served as Executive Producer of Dick Clark Productions, an independent producer of television programming, from September 2012 to September 2014, and was its Chief Executive Officer from May 2010 to September 2012. Mr. Shapiro was the Chief Executive Officer of Six Flags, Inc., or Six Flags, the world's largest regional theme park company, from December 2005 through May 2010. Prior to joining Six Flags, Mr. Shapiro spent twelve years at ESPN, Inc., or ESPN, where he served as Executive Vice President, Programming and Production, and in various other capacities. At ESPN, he had significant responsibility in building the strength of the network’s brand, and was responsible for the development, acquisition and scheduling of all ESPN programming; oversaw all remote and studio production for ESPN's domestic and international entities, including ESPN Radio; and developed original films, dramatic television and reality programming for the ESPN family of networks. During his tenure at ESPN, Mr. Shapiro garnered 16 Emmy Awards and two Peabody Awards.

•
Other Current Public Company Directorships: Mr. Shapiro has served as a director of Frontier Communications Corporation, a telecommunications company, since 2010, as a director of Papa John’s International, Inc., a restaurant company, since 2011 and as a Trustee of Equity Residential, a real estate investment trust, since 2010.

•
Board Membership Qualifications: Mr. Shapiro’s qualifications as a director include his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his extensive experience with companies in the entertainment sector.

Dana Walden

•	Age: 53

•
Professional Background: Ms. Walden is a first-time nominee to our board of directors in 2018. She currently serves as Chairman and Chief Executive Officer of Fox Television Group, positions which she has held since 2014. Previously, she served as Chairman and Chief Executive Officer of 20th Century Fox TV from 2010 until 2014. Ms. Walden currently serves as a director of Hulu LLC, a privately-held leading premium streaming service, and the UCLA Jonsson Comprehensive Cancer Center, is a trustee of the Greater Los Angeles Zoo Association and is a member of the University of Southern California President’s Leadership Council.

•
Board Membership Qualifications: Ms. Walden’s qualifications as a director include her professional background and experience, previously held senior-executive level positions, her service on other private company boards, her leadership skills developed while leading large organizations, and her extensive knowledge and understanding of, and reputation in, the entertainment industry.

Board Meetings
Our board of directors met four times during 2017. All incumbent directors attended at least 75% of the aggregate meetings of the board of directors and of board committees on which they served during the time they were serving as a director or committee member, as applicable. We have adopted a formal policy on director attendance at annual meetings of stockholders, which states that each director is strongly encouraged to attend such meetings, unless attendance is precluded by health or other significant personal matters. Seven of our twelve then-current directors attended our 2017 annual meeting of stockholders.
The board of directors has appointed Mr. Maffei, as the non-executive chairman of the board, to preside over executive sessions of the non-management directors.

2018 Proxy Statement | 15

Board Committees
The board of directors has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Executive Committee, each of which is described below. Each committee, other than the Executive Committee, operates under a written charter adopted by the board of directors. All of the committee charters are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com or may be obtained upon written request to our General Counsel at our principal executive offices.
Committee members are elected by the board of directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal.
The current composition of the board committees is as follows:

Name	Audit Committee	Nominating and Governance Committee	Compensation Committee	Executive Committee
Mark Carleton
Jonathan Dolgen*	✓
Ari Emanuel		✓
Ted Enloe			✓ (Chair)
Jeff Hinson	✓ (Chair)
Jimmy Iovine
Peggy Johnson*	✓
Jim Kahan	✓
Greg Maffei				✓ (Chair)
Randall Mays		✓ (Chair)		✓
Michael Rapino				✓
Mark Shapiro			✓
* Not standing for re-election.
Audit Committee
During 2017, the Audit Committee consisted of Messrs. Dolgen, Hinson and Kahan and Ms. Johnson. The board of directors has determined that all four of the current members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and our independence standards. The board of directors has also determined that each Audit Committee member is financially literate and that both Messrs. Hinson and Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During 2017, the Audit Committee met five times.
As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the board of directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting and internal control practices. The specific responsibilities of the Audit Committee include:

•	appointing, compensating, overseeing and terminating the independent registered public accounting firm;

•	approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;

•
reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;

16 | 2018 Proxy Statement

•
reporting regularly to the full board of directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;

•	maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;

•	discussing guidelines and policies with respect to risk assessment and risk management;

•	overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;

•	reviewing and approving the Report of the Audit Committee of the Board of Directors included in our annual proxy statements; and

•	complying with all other responsibilities and duties set forth in the Audit Committee Charter.
For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors” included in this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee currently consists of Messrs. Emanuel and Mays. The board of directors has determined that both members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee met once during 2017.
The specific responsibilities of the Nominating and Governance Committee include:

•	identifying, screening and recruiting qualified individuals to become board members;

•	proposing nominations for the board of directors and board committee membership;

•	assessing the composition of the board of directors and board committees;

•	overseeing the performance of the board of directors; and

•	complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.
Compensation Committee
The Compensation Committee currently consists of Messrs. Enloe and Shapiro. The board of directors has determined that both members of the Compensation Committee are independent, as defined by the NYSE’s corporate governance standards and our independence standards. During 2017, the Compensation Committee met three times and acted by unanimous written consent three times.
The specific responsibilities of the Compensation Committee include:

•	reviewing and approving, and/or recommending modifications to, the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other executive officers;

•	overseeing the administration of our equity-based plans;

•	reviewing and approving the Report of the Compensation Committee of the Board of Directors included in our proxy statements;

•	reviewing and discussing with management the Compensation Discussion and Analysis included in our proxy statements;

•	reviewing, from time to time, the compensation and benefits of directors who are not employees of the company and recommending any changes to the board that the committee deems appropriate;

•
overseeing the company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans;

2018 Proxy Statement | 17

•	consulting on the appropriate engagement with shareholder groups and proxy advisory firms on executive compensation matters;

•	overseeing and periodically assessing material risks associated with the company’s compensation structure, policies and programs for executive officers; and

•	complying with all other responsibilities and duties set forth in the Compensation Committee Charter.
Compensation Committee meetings are regularly attended by the Chief Executive Officer and, from time to time, other members of management, as requested by the committee.
Executive Committee
The Executive Committee currently consists of Messrs. Maffei, Mays and Rapino. The Executive Committee did not take any formal actions during the 2017 fiscal year, although the members did meet informally from time to time to discuss the affairs of the company.
The specific responsibilities of the Executive Committee are to:

•	be available to the company’s executive management to discuss significant operational and strategic issues from time to time;

•	serve as a conduit between executive management and the board of directors, including helping to facilitate board processes and communications; and

•	have such further powers and responsibilities, and undertake such specific actions or duties, as may be delegated to it in the future by the board of directors.

18 | 2018 Proxy Statement

DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation plan, we currently pay (i) each of our non-employee directors an annual cash retainer of $90,000, (ii) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $21,000, $15,000 and $9,000, respectively, (iii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $18,000, $15,000 and $9,000, respectively, and (iv) the non-executive Chairman of the Board an additional annual cash retainer of $54,000, which he or she may elect to receive in either cash or shares of restricted stock. No additional per-meeting fees apply under the plan.
Under the plan, each non-employee director also receives a grant of $150,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant (i) upon such non-employee director’s appointment to the board of directors (prorated for the period from the director’s appointment through the anticipated date of our next annual meeting of stockholders), and (ii) on an annual basis thereafter. The non-executive Chairman of the Board receives an additional annual grant of $90,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant. We may also grant additional discretionary stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.
Only non-employee directors are eligible to receive compensation for their services as a director. Accordingly, Mr. Rapino, our President and Chief Executive Officer, did not receive any separate director compensation during 2017.
2017 Director Compensation Table

The following table shows compensation paid to the members of our board of directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Mark Carleton	90,000	154,361	244,361
Jonathan Dolgen	111,000	154,361	265,361
Ari Emanuel	99,000	154,361	253,361
Ted Enloe	120,000	154,361	274,361
Jeff Hinson	129,000	154,361	283,361
Jimmy Iovine	90,000	154,361	244,361
Peggy Johnson	111,000	154,361	265,361
Jim Kahan	111,000	154,361	265,361
Greg Maffei	90,000	302,568	392,568
Randall Mays	108,000	154,361	262,361
Michael Rapino	—	—	—
Mark Shapiro	105,000	154,361	259,361

(1)
The amounts set forth in this column reflect shares of restricted stock granted under our stock incentive plans. The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC topic 718, Compensation — Stock Compensation, or ASC 718 (which will generally lead to a reported value that differs from the amount set forth in the director compensation policy outlined above under “Director Compensation” due to the different methodologies). A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 10 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2017. The restricted stock awards vest in full on the first anniversary of the grant or, for off-cycle grants, on the first anniversary of the on-cycle grants. The ownership of company securities as of the record date for each director is set forth below in the “Security Ownership Table.”

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership Table
The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date (April 10, 2018), by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each current director and director nominee;

•	each of our current executive officers named in the 2017 Summary Compensation Table; and

•	all of our executive officers, directors and director nominees as a group.
Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options exercisable on or before June 9, 2018 (60 days after April 10, 2018); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 208,875,754 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 10, 2018. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

	Amount and Nature of Beneficial Ownership
			Restricted Stock Unvested
Name of Beneficial Owner	Common Stock	Exercisable Options		Other	Total	Percent
Mark Carleton	39,034	—	4,389	—	43,423	*
Jonathan Dolgen (1)(2)	14,844	—	4,389	81,855	101,088	*
Ari Emanuel	71,348	—	4,389	—	75,737	*
Ted Enloe	19,061	—	4,389	—	23,450	*
Ping Fu (3)	—	—	—	—	—	*
Jeff Hinson (4)	59,870	—	4,389	—	64,259	*
Jimmy Iovine	14,699	—	4,389	—	19,088	*
Peggy Johnson (2)(5)	6,337	—	4,389	11,152	21,878	*
Jim Kahan	72,605	—	4,389	—	76,994	*
Greg Maffei	69,066	—	8,603	—	77,669	*
Randall Mays (6)	86,537	—	4,389	38,198	129,124	*
Mark Shapiro	36,929	—	4,389	—	41,318	*
Michael Rapino	23,513	7,062,413	334,443	—	7,420,369	3.44%
Dana Walden (3)	—	—	—	—	—	*
Joe Berchtold	48,656	1,213,353	119,753	—	1,381,762	*
Michael Rowles (7)	183,546	478,505	32,691	—	694,742	*
Kathy Willard	255,096	831,507	64,242	—	1,150,845	*
Brian Capo	3,315	3,750	3,875	—	10,940	*
All directors, director nominees and executive officers as a group (18 persons) (8)	1,004,456	9,589,528	607,497	131,205	11,332,686	5.19%
Liberty Media Corporation (9)	—	—	—	69,645,033	69,645,033	33.34%
The Vanguard Group (10)	—	—	—	12,746,263	12,746,263	6.10%
Blackrock, Inc. (11)	—	—	—	12,249,440	12,249,440	5.86%

20 | 2018 Proxy Statement

* Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of Live Nation Entertainment common stock.

(1)
“Other” consists of 81,718 shares held by a family trust and 137 shares of common stock held by a family charitable foundation with which Mr. Dolgen is affiliated. Mr. Dolgen disclaims beneficial ownership of the 137 shares.

(2)	Not standing for re-election to the board of directors.

(3)	New nominee to the board of directors.

(4)	Includes 20,415 shares of common stock that are subject to a pledge arrangement.

(5)	“Other” represents shares held by a family trust.

(6)	“Other” consists of 32,568 shares held by trusts of which Mr. Mays is the trustee, but not the beneficiary and 5,630 shares held by a trust of which Mr. Mays is a 25% beneficiary and a co-trustee.

(7)	Includes 174,480 shares of common stock that are subject to a pledge arrangement as security for a loan (which currently has a zero balance).

(8)	See footnotes 1 through 7.

(9)
Address: 12300 Liberty Boulevard, Englewood, Colorado 80112. Information is based solely on a Form 4 and a Schedule 13D/A (Amendment No. 4) filed by Liberty Media Corporation with the SEC on December 1, 2015 and September 30, 2015, respectively. Such forms state that the reporting person has sole voting and dispositive power with respect to 12,385,828 shares that are held indirectly through wholly-owned subsidiaries, which shares are included in the total beneficial ownership amount.

(10)
Address: 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2018. Such form states that the reporting persons aggregately have sole voting power with respect to 105,248 shares, shared voting power with respect to 27,695 shares, sole dispositive power with respect to 12,625,320 shares, and shared dispositive power with respect to 120,943 shares.

(11)
Address: 55 East 52nd Street, New York, New York 10055. Information is based solely on a Schedule 13G/A (Amendment No. 1) filed by Blackrock, Inc. with the SEC on January 25, 2018. Such form states that the reporting persons aggregately have sole voting power with respect to 11,386,085 shares, shared voting power with respect to no shares, and sole dispositive power with respect to 12,249,440 shares.

Equity Compensation Plan Information
The table below provides information relating to shares of our common stock that may be issued under our existing equity compensation plans as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding the securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,238,589 (1)	$14.52	7,406,795
Equity compensation plans not approved by security holders	—	—	—
Total	14,238,589	$14.52	7,406,795

(1)
In addition, there were 1,606,956 shares of restricted stock granted under the plans outstanding. Since these shares do not have an exercise price, they are not included in the calculation of the weighted-average exercise price in column (b). These shares of restricted stock are considered outstanding shares and thus are included in the number of shares outstanding as of the Record Date. The table reflects awards outstanding under both the Live Nation and Ticketmaster Plans; as of December 31, 2017, there remained 7,300,307 shares available for issuance under the Live Nation plan and 106,488 shares under the Ticketmaster plan (which expires in August 2018, will not be renewed and is limited in its availability).

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and holders of 10% or more of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the Section 16(a) forms received by us, or written representations from reporting persons that no such forms were required to be filed, as applicable, we believe that the reporting persons complied with all of the Section 16(a) filing requirements during the 2017 fiscal year.

22 | 2018 Proxy Statement

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. Ernst & Young LLP served as our independent registered public accounting firm during the 2017 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2018 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this vote, abstentions will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Audit and Non-Audit Fees
The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2017 and 2016 fiscal years, respectively:

	2017	2016
Audit Fees	$8,591	$8,106
Audit-Related Fees	1,285	998
Tax Fees	641	485
All Other Fees	3	3
Total	$10,520	$9,592
Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” These services primarily related to attest services in connection with ticketing system audits for purposes of reporting on control design and operating effectiveness, gross receipts audits as required by leases and acquisition-related due diligence services.
Tax fees consist of fees for tax advice and tax return preparation.
All other fees consist of fees for Ernst & Young’s online research tool.

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The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.
The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2017 fiscal year.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The Audit Committee’s purpose is to assist the board of directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.
During the 2017 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.
In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Public Company Accounting Oversight Board, or the PCAOB, Auditing Standard Number 1301 (Communications With Audit Committees).
With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by Rule 3526 of the PCAOB (Communication With Audit Committees Concerning Independence).
On the basis of these reviews and discussions, the undersigned members of the Audit Committee recommended to the board of directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Jonathan Dolgen
Jeff Hinson (Chair)
Peggy Johnson
Jim Kahan

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COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the board of directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. As used in this Compensation Discussion and Analysis, the term “executives” refers generally to members of our management team, the term “executive officers” refers to our executive officers as determined in accordance with Rule 3b-7 of the Exchange Act (and is a subset of “executives”) and the term “named executive officers” refers to our named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K (and is a subset of “executive officers”). References to “we,” “us,” “our” or the “company” refer to Live Nation Entertainment, Inc.
Executive Overview
We continually refine and enhance our executive compensation program in response to both feedback from our stockholders as well as market demands. We believe that our overall compensation program aligns the interests of our executives with those of our stockholders. Below are some of the significant elements of our executive compensation program.

Executive Compensation Practices
What We Do:
✓    Performance criteria in place with aggressive targets for the vesting of grants to the CEO, tied to the board-approved budget for restricted stock grants and to stock price growth for performance shares
✓    Majority of compensation “at-risk”
✓    Robust CEO and named executive officer stock ownership guidelines: Stock ownership guidelines of 5x base salary for the CEO and 2.5x base salary for other named executive officers
✓    Strong Hedging Policy that prohibits directors and executive officers from engaging in all hedging transactions in company securities
✓    Strong Pledging Preapproval Policy that requires prior approval for all pledging activities in company securities by directors and executive officers
What We Don’t Do:
✗    No guaranteed annual bonuses for named executive officers; all annual bonus opportunities are based on achievement of aggressive performance targets
✗    No annual minimum or automatic increases to base salary for CEO and other named executive officers
✗    No automatic annual restricted stock grants to CEO and other named executive officers
✗    No “single trigger” change of control severance provisions; CEO and other named executive officers all have a “double trigger” provision
✗    No excise tax gross-up payments for any named executive officer
✗    No cash severance payments in excess of two times annual base salary plus bonus for CEO

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Strong 2017 Results Support Our Compensation Program

Live Nation delivered its seventh consecutive year of record results, with revenue growth across all our divisions—concerts, sponsorship and ticketing. We continue to see the tremendous power of live events, with strong consumer demand and a robust supply of new and established artists hitting the road from clubs to stadiums. Live is truly a unique entertainment form; it cannot be duplicated and creates lifetime memories that fans are craving more than ever in this experience economy. We believe the live business will continue to have strong growth for years to come as fans globally drive demand, artists are touring more, and sponsorship and ticketing benefit from the concerts flywheel.

Our concerts business continued to grow its global market share in 2017, adding 15 million fans globally for a total of almost 86 million fans, driving concerts revenue up 26%. Across all of the artists we work with, we invested $5.6 billion to promote 30,000 shows in 40 countries, with Live Nation by far the largest financial supporter of artists in music. In our high-margin sponsorship division, we grew our revenue by 18% in 2017. Throughout the year, our top strategic sponsors have been a key driver of our growth, as our 50-plus sponsors that spend over $1 million per year with us collectively spent $285 million to reach our fans, up 19% from last year. Ticketmaster continued growing its leadership position in ticketing in 2017, with fee-bearing gross transaction value, or GTV, up 15% and total platform GTV of $30 billion, delivering 500 million tickets to fans in 29 countries and a 17% increase in ticketing revenue.

Our 2017 highlights include (full-year comparisons versus 2016):

✓	Revenue was up 24% to $10.3 billion;

✓	Concerts attendance was up 21%, to 86 million fans;

✓	Sponsorship & Advertising revenue was up 18%;

✓	Ticketmaster fee-bearing GTV was up 15% and secondary ticketing GTV was up 16%;

✓	Event-related deferred revenue was up 13% to $816 million as of December 31, 2017;

✓
We built on our leadership position across our concerts business, with double-digit fan growth in both North America and internationally, and across arenas, stadiums, festivals, and theaters and clubs;

✓	Average ticket prices for our shows increased by 5% in 2017, amounting to over $250 million additional revenue as artists more effectively captured the true value from their shows;

✓
Average per-fan spending grew as well—at our amphitheaters, this spending grew by 9% to over $24 per head as we added more high-end products, improved the quality of our food and beverage offering and increased points of sale;

✓	Sponsorship revenue at our festivals grew 20%; and

✓
Ticketmaster’s focus on building better products to serve the artist community paid dividends with our Verified Fan product, a key step in giving artists greater control over how their tickets are sold. Throughout 2017, we worked with over 80 artist campaigns on Verified Fan, selling three million tickets and saving fans over $100 million relative to what they would have spent on the secondary market to buy these tickets.

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Overall, we believe that our 2017 results demonstrate the effectiveness of our business model and underlie the key compensation decisions made by the Compensation Committee with respect to our executive officers. Our continued successful execution on our strategic plan has additionally resulted in increased stockholder value.
2017 Compensation Decisions
Our key executive compensation decisions in 2017 related to setting appropriate performance targets and bonus levels for our executive officers in order to incentivize them to reach targeted goals during the year, as well as determining the form and amount of stock-based awards for our executive officers that will provide optimal long-term incentives to align their interests with those of our stockholders and encourage growth over the long term. Additionally, we entered into employment agreements with four of our named executive officers, including our Chief Executive Officer, to secure their services for the near future as we continue to execute on our strategic plan.
Overall, we achieved 104% of our targeted company Adjusted Operating Income (as defined below) for the year on a constant-currency and pro-forma basis and adjusted for legal settlements. All of our named executive officers had their cash performance bonuses tied to that target, and as a result, all of them received at least 100% of their targeted cash performance bonuses. Additionally, vesting of discretionary annual restricted stock awards to named executive officers in 2017 was tied to achievement of targeted Adjusted Operating Income. We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is judged by analysts and the investment community, and is thus tied to the creation of stockholder value.
We believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. While the concept that reputation and relationships are important to success is certainly not unique to the live entertainment business, we believe that the live entertainment business itself is unique and that these factors have heightened importance in our business when compared to many other industries. Simply put, people are not fungible in our business and we try to keep our best performers. For this same reason, we are confident that

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our overall compensation levels for our executive officers are appropriate and necessary in order to attract and retain the best executive talent to lead and grow our company.
We maintain an executive compensation program that consists of four components: base salary, cash performance bonuses, long-term equity incentive awards and employee benefits and other perquisites. We strive to structure the program in a manner that will benefit our stockholders by allowing us to attract and retain the right individuals for our business. This manifests itself in the pay-for-performance culture we seek to maintain. To that end, in 2017 the Compensation Committee set aggressive performance targets for the vesting of the discretionary annual grant of restricted stock made to our Chief Executive Officer as part of our long-term equity incentive award component, as opposed to having the vesting of those awards be 100% time-based. In addition, the vesting of the performance share award made to our Chief Executive Officer in connection with his new employment agreement is tied to the attainment of aggressive stock price targets.
Prior Say on Pay Results and Stockholder Communication
In its compensation review process, the Compensation Committee considers whether our compensation program serves the best interests of our stockholders. At the 2017 Annual Meeting of Stockholders, over 89% of the votes cast (excluding abstentions and broker non-votes) were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this outcome and believes that it conveyed our stockholders’ strong support of the Compensation Committee’s decisions and the existing executive compensation programs at a macro level. Our largest stockholder, which holds approximately 33.34% of our outstanding shares, has voted in favor of our say on pay proposal each year that a vote has been held. In each of the years from 2012 through 2017 we have had discussions with as many of our institutional investors as possible in order to better understand their views on our compensation practices and structure. The Compensation Committee carefully considers this feedback, which was a significant factor in prompting the key characteristics of our executive compensation program outlined in the box above at the beginning of this Compensation Discussion and Analysis.
Following the 2017 advisory vote and discussions with stockholders in 2017, the Compensation Committee decided to retain the core design of our executive compensation programs for the remainder of 2017 and in 2018, as it believes the programs continue to attract, retain and appropriately incentivize senior management, and have the strong support of our stockholders based on the most recent advisory vote. At the 2017 Annual Meeting of Stockholders, our stockholders overwhelmingly approved a frequency of every three years for holding future advisory votes to approve executive compensation. We believe this demonstrates our stockholders’ ongoing confidence in the appropriateness and effectiveness of our executive compensation program. Accordingly, the next such advisory vote will be held at the 2020 Annual Meeting of Stockholders. The Compensation Committee will continue to consider the results from future advisory votes on executive compensation, as well as feedback from stockholders throughout the course of each year. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.
Roles and Responsibilities
This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers” for 2017:

Name	Position
Michael Rapino	President and Chief Executive Officer
Joe Berchtold	President
Brian Capo	Chief Accounting Officer
Michael Rowles	General Counsel
Kathy Willard	Chief Financial Officer
The Compensation Committee has primary responsibility for establishing the compensation paid to our named executive officers. The Compensation Committee is appointed by the board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code, “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act and “independent” for purposes of the NYSE’s rules governing compensation committees. The Compensation Committee currently consists of Messrs. Enloe and Shapiro, with Mr.

2018 Proxy Statement | 29

Enloe serving as the committee’s Chairman. The Compensation Committee is responsible for, among other things, (i) administering and overseeing our executive compensation program, including matters related to salary, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:

•
Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is tied to and varies with our financial, operational and strategic performance and the value of our common stock, as well as individual performance. The following chart shows the percentage of our CEO’s 2017 compensation that was performance-based:

78% Performance-Based
22% Salary, Perquisites, Bonus, & Non-Performance-Based Stock Awards
Salary & Perquisites 4%
Bonus 1%
Non-Equity Incentive Plan 10%
Option Awards 2%
Non-Performance-Based Stock Awards 17%
Performance-Based Stock Awards 66%

•
Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, achievement of targeted Adjusted Operating Income, evaluated on a pro-forma, constant-currency basis and adjusted for certain legal settlements and judgments. Adjusted Operating Income is a non-GAAP financial measure that we define as operating income before certain unusual and/or non-cash charges, acquisition expenses, depreciation and amortization (including goodwill impairments), loss or gain on sale of operating assets and non-cash and certain stock-based compensation expense. For a reconciliation of Adjusted Operating Income to operating income, as well as a complete definition and other information, see pages 30-31 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•
Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.

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•
Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage the company from the perspective of our stockholders. Executive officers are expected to have a meaningful ownership interest in the company and the Compensation Committee regularly reviews their grant history when assessing the appropriate mix of compensation elements. For a further discussion of our share ownership guidelines applicable to our executive officers, see “Corporate Governance—Officer and Director Stock Ownership Guidelines” above.

•
Our overall compensation program should enable us to attract, motivate and retain highly-qualified executives by offering competitive compensation. Retention of key executives is a particular focus of our compensation program due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact that an established individual’s reputation and relationships can have on the efficacy of that person within the industry.

Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.
Compensation Setting Process
Compensation determinations made during 2017 affecting our named executive officers were based primarily on the Compensation Committee’s assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, based on industry standards and input from our Chief Executive Officer with respect to our other named executive officers, as well as the Compensation Committee’s review of what we had paid executives in such roles historically.
In 2017 the Compensation Committee did not engage an independent outside compensation consultant to advise the committee regarding our executive compensation program, generally, as it had done in certain prior years, as the committee determined that no major changes were warranted; however, the Compensation Committee did engage Pay Governance LLC as an independent outside compensation consultant solely to advise the committee regarding the form and structure of the terms for a potential renewal of the employment agreement of our Chief Executive Officer, which agreement was renewed in December 2017. In such advisory role, Pay Governance and the Compensation Committee reviewed high-level market data as a reference point to gauge the reasonableness of the company’s compensation levels for its Chief Executive Officer, although no formal benchmarking or peer group analysis was utilized. Pay Governance also assisted the Compensation Committee in calculating historical and potential future-value delivery scenarios, as well as evaluating various long-term incentive award mixes and performance-based design alternatives. The company conducted an evaluation of the independence of Pay Governance and the Pay Governance personnel who worked with the committee, considering the relevant SEC regulations and the listing standards of the NYSE, and concluded that the services performed by Pay Governance and its personnel raised no conflicts of interest.
The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our President and Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed solely by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets and/or equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation and performance information to the committee. Mr. Rapino regularly engages the input of other executives in performing these functions and compiling such information for the Compensation Committee. The Compensation Committee also meets in executive session without Mr. Rapino to discuss compensation matters pertaining to Mr. Rapino and the other named executive officers. On occasion, other named executive officers and members of management meet with the Compensation Committee to provide performance and other relevant data to the committee.
Pursuant to the terms of our stock incentive plans, and the form award agreements thereunder, our named executive officers (and all other recipients of awards thereunder) are entitled to accelerated vesting of their equity awards upon the occurrence of a change of control, which is referred to as a single trigger, to ensure that these executives receive the full benefit of their long-term compensation in a manner consistent with benefits realized by our stockholders. However, none of our named executive officers is eligible to receive severance or comparable cash payments upon the occurrence of a change of control absent a qualifying termination, which is referred to as a

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double trigger, because the severance benefits contained in the employment agreements are intended to provide protection in connection with the loss of employment (including a loss of employment related to a corporate transaction) rather than merely incentivize the closing of a transaction. The terms of employment for our executive officers, including those elements discussed above, generally are set forth in a written employment agreement. See “Use of Employment Agreements” below, and for a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 47.
Use of Employment Agreements
As discussed above under “Executive Overview,” we believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. We believe that, under normal circumstances in our industry and in the broader entertainment industry where we compete for employee talent, it is customary and appropriate to enter into written compensatory agreements with key executives to provide greater stability and certainty that permits the executives to remain focused on their duties and responsibilities and better promote the interests of our stockholders.
We have entered into an employment agreement with each of our named executive officers, including the renewal of such employment agreements in 2017 for the Chief Executive Officer and three other named executive officers. These agreements result from an often extensive negotiation process with the executive, in which the Compensation Committee often participates directly. The Compensation Committee ultimately approves all material terms of employment agreements with our named executive officers. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards, severance benefits and change-in-control vesting, as well as other employee benefits. For a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 47.
Compensation Program Components
Our executive compensation program consists of the following components:

•	base salary;

•	cash performance bonuses;

•	long-term equity incentive awards; and

•	employee benefits and other perquisites.
We believe that these components function together to provide a strong compensation program that enables us to attract and retain top talent while simultaneously aligning the interests of our executive officers with those of our stockholders. The Compensation Committee has not adopted a formal policy or practice for the allocation of (i) base salary versus incentive compensation, (ii) cash bonuses versus equity compensation or (iii) equity grants amongst various award types. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive officer, while still aligning the executive officer’s interests with those of our stockholders. For these reasons, the Compensation Committee takes into consideration industry standards and informal reviews of compensation paid to executive officers of our competitors or others in similar industries, but it does not currently rely on formal benchmarking or peer group analysis in determining our compensation programs.
Base Salary
We believe that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve the compensation program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made upon the approval of the Compensation Committee in its discretion. No

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named executive officer has an employment agreement providing for automatic or minimum annual salary increases.
Base salaries for executive officers are typically established at the time the employment agreements are entered into or amended and are based on negotiations with the executives and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. These assessments include informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also bring to bear their own judgment of appropriate compensation based on their individual professional experiences.
For further discussion of the base salaries of the named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 47.
Cash Performance Bonuses
Annual cash bonus eligibility is provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments and to tie compensation to performance, each in keeping with our compensation philosophy. In March 2018, the Compensation Committee reviewed the named executive officers’ performance during 2017 and awarded cash performance bonuses to each of the named executive officers based on the achievement of pre-established targets, which were based on our achievement of Adjusted Operating Income targets on a pro-forma, constant-currency basis. In general, annual cash bonus eligibility for the named executive officers’ key reports was also based on Adjusted Operating Income in order to encourage a coordinated approach to managing the company consistent with our compensation philosophy.
We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Adjusted Operating Income on a pro-forma and constant-currency basis to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results.
In March 2018, each named executive officer was awarded a cash performance bonus in respect of performance in 2017 as follows:
Michael Rapino. Under the terms of his employment agreement as in effect through October 2017 (the “Rapino 2009 Agreement”), Mr. Rapino was eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target) and (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned. Effective November 1, 2017, in connection with his new employment agreement (the “Rapino 2017 Agreement”), Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to 200% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target). The Rapino 2017 Agreement further provided that for 2017 Mr. Rapino would be entitled to any bonus payable under the Rapino 2009 Agreement, as if the Rapino 2009 Agreement had remained in effect for the full calendar year of 2017, with the following modifications: (i) ten-twelfths (10/12) of such bonus would be calculated using Mr. Rapino’s base salary under the Rapino 2009 Agreement, (ii) two-twelfths (2/12) of such bonus would be calculated using Mr. Rapino’s base salary under the Rapino 2017 Agreement, and (iii) he would receive a guaranteed $1,000,000 (in addition to the amount to be calculated pursuant to the Rapino 2009 Agreement and the preceding clauses (i) and (ii)).
Mr. Rapino’s performance bonus eligibility and exceptional performance bonus eligibility for 2017 were each based on the achievement of a company Adjusted Operating Income target. In March 2017, the Compensation Committee set for Mr. Rapino (a) a target cash performance bonus of $2.3 million, based on the achievement of $700.0 million of company Adjusted Operating Income for the year, with the actual bonus to range (i) between $1.725 million and $2.3 million for achievement of between 90% and 100% of such performance target and (ii) between $2.3 million and $4.6 million for achievement of between 100% and 110% of such performance target, in each case scaled based on straight-line interpolation, and (b) a target cash exceptional performance bonus of an additional $2.3 million, based on the achievement of $700.0 million of company Adjusted Operating Income for the

2018 Proxy Statement | 33

year, with the actual bonus to range (i) between $1.725 million and $2.3 million for achievement of between 90% and 100% of such performance target and (ii) between $2.3 million and $4.6 million for achievement of between 100% and 110% of such performance target, in each case scaled based on straight-line interpolation.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. Accordingly, the Compensation Committee awarded Mr. Rapino (i) a cash performance bonus of $3,383,333.50, representing 104% of his targeted cash performance bonus for 2017, (ii) a cash exceptional performance bonus of $3,383,333.50, representing 104% of his targeted cash exceptional performance bonus for 2017 (with such amounts in clauses (i) and (ii) calculated using the split between Mr. Rapino’s base salary under the Rapino 2009 Agreement and the Rapino 2017 Agreement, as explained above), for an aggregate cash performance bonus for 2017 of $6,766,667. Mr. Rapino was also paid an additional bonus of $1,000,000 per the terms of the Rapino 2017 Agreement.
Joe Berchtold. Under the terms of his employment agreement as in effect during 2017, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Pursuant to his new employment agreement, effective January 1, 2018, Mr. Berchtold’s annual cash performance bonus has a target amount equal to 200% of his base salary, but such change does not impact his annual cash performance bonus for 2017. Mr. Berchtold’s cash bonus eligibility for 2017 was based on the achievement of company Adjusted Operating Income. In March 2017, the Compensation Committee set a target bonus of $1,100,000 for Mr. Berchtold based on the achievement of $700.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $990,000 and $1,100,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. As a result, the Compensation Committee awarded Mr. Berchtold a cash performance bonus of $1,100,000 for 2017, representing 100% of his targeted cash bonus.
Brian Capo. Under the terms of his employment agreement, Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 40% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Capo’s cash bonus eligibility for 2017 was based on the achievement of company Adjusted Operating Income. In March 2017, the Compensation Committee set a target bonus of $134,000 for Mr. Capo based on the achievement of $700.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $120,600 and $134,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. As a result, the Compensation Committee awarded Mr. Capo a cash performance bonus of $134,000 for 2017, representing 100% of his targeted cash bonus.
Michael Rowles. Under the terms of his employment agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Rowles’ cash bonus eligibility for 2017 was based on the achievement of company Adjusted Operating Income. In March 2017, the Compensation Committee set a target bonus of $750,000 for Mr. Rowles, based on the achievement of $700.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $675,000 and $750,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. As a result, the Compensation Committee awarded Mr. Rowles a cash performance bonus of $750,000 for 2017, representing 100% of his targeted cash bonus.
Kathy Willard. Under the terms of her employment agreement, Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee. Ms. Willard’s cash bonus eligibility for 2017 was based on the

34 | 2018 Proxy Statement

achievement of company Adjusted Operating Income. In March 2017, the Compensation Committee set a target bonus of $850,000 for Ms. Willard based on the achievement of $700.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $765,000 and $850,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. As a result, the Compensation Committee awarded Ms. Willard a cash performance bonus of $850,000 for 2017, representing 100% of her targeted cash bonus.
For further discussion of the named executive officers’ cash performance bonuses, see “Executive Compensation Tables—2017 Summary Compensation Table” and “—2017 Grants of Plan-Based Awards” below.
Long-Term Equity Incentive Awards
Overview
From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and profitability and to align their interests with those of our stockholders, each in keeping with our compensation philosophy. All long-term equity awards to named executive officers during 2017 were granted under our stock incentive plans and approved by the Compensation Committee.
The Compensation Committee administers the stock incentive plans, including approving award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the stock incentive plans. The following equity awards, among others, may be granted under the stock incentive plans:

•	stock options;

•	restricted stock;

•	restricted stock units;

•	deferred stock;

•	stock appreciation rights; and

•	performance-based cash and equity awards (e.g., performance shares).
Long-term Equity Awards in 2017
Michael Rapino. On March 16, 2017, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rapino was granted 195,578 stock options with an exercise price of $29.03 per share, representing the closing price on the date of grant, and 19,876 shares of restricted common stock. The stock options vest 50% on March 31, 2018 and 50% on March 31, 2019. The shares of restricted stock have vesting as follows: (i) if the company achieved $700.0 million or more of Adjusted Operating Income in 2017, then 50% of such shares would vest on each of March 31, 2018 and March 31, 2019, (ii) if the company achieved less than $630.0 million in Adjusted Operating Income in 2017, then all of such shares would be forfeited, and (iii) if the company achieved at least $630.0 million but less than $700.0 million in Adjusted Operating Income in 2017, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2018 and March 31, 2019 (with any remaining portion of the shares forfeited). The vesting of the stock options and shares of restricted stock are subject to Mr. Rapino’s continued employment with the company.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements . As a result, 9,938 of these shares vested on March 31, 2018 and the remaining 9,938 shares will vest on March 31, 2019, subject to Mr. Rapino’s continued employment with the company.
On December 15, 2017, pursuant to the terms of his new employment agreement, Mr. Rapino was granted 289,505 shares of restricted stock and an award of performance shares targeted at 700,000 shares. The shares of restricted stock vest 25% on each of November 1, 2018, 2019, 2020 and 2021 (tied to the term of his employment

2018 Proxy Statement | 35

agreement). The performance shares will vest and be settled in shares of restricted stock from time to time during a performance period running from November 1, 2017 through December 31, 2022 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 250% of the target award amount. The shares of restricted stock issued in respect of performance shares upon attainment of a particular stock price target will vest as follows: (i) 10% will vest on each of the first four anniversaries of the date of attainment of the corresponding stock price target (to the extent such anniversary occurs on or before December 31, 2022), and (ii) all remaining unvested shares of restricted stock will vest on December 31, 2022. The vesting of the shares of restricted stock and performance shares are each subject to Mr. Rapino’s continued employment with the company.
Joe Berchtold. On March 16, 2017, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Berchtold was granted 93,537 stock options with an exercise price of $29.03 per share, representing the closing price on the date of grant, and 9,506 shares of restricted common stock. The stock options vest 50% on March 31, 2018 and 50% on March 31, 2019. The shares of restricted stock have vesting as follows: (i) if the company achieved $700.0 million or more of Adjusted Operating Income in 2017, then 50% of such shares would vest on each of March 31, 2018 and March 31, 2019, (ii) if the company achieved less than $630.0 million in Adjusted Operating Income in 2017, then all of such shares would be forfeited, and (iii) if the company achieved at least $630.0 million but less than $700.0 million in Adjusted Operating Income in 2017, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2018 and March 31, 2019 (with any remaining portion of the shares forfeited). The vesting of the stock options and shares of restricted stock are subject to Mr. Berchtold’s continued employment with the company.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. As a result, 4,753 of these shares vested on March 31, 2018 and the remaining 4,753 shares will vest on March 31, 2019, subject to Mr. Berchtold’s continued employment with the company.
On December 19, 2017, pursuant to the terms of his new employment agreement, Mr. Berchtold was granted 100,000 shares of restricted stock and an award of performance shares targeted at 300,000 shares. The shares of restricted stock vest 25% on each of December 19, 2018, 2019, 2020 and 2021 (tied to the term of his employment agreement). The performance shares will vest and be settled in shares of restricted stock from time to time during a performance period running from November 1, 2017 through December 31, 2022 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 250% of the target award amount. The shares of restricted stock issued in respect of vested performance shares will vest on December 31, 2022. The vesting of the shares of restricted stock and performance shares are each subject to Mr. Berchtold’s continued employment with the company.
Brian Capo. On March 16, 2017, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Capo was granted 2,500 shares of restricted common stock. On March 16, 2018, 25% of the shares of restricted stock vested, and the remainder will vest 25% on each of March 16, 2019, 2020 and 2021, subject to Mr. Capo’s continued employment with the company.
Michael Rowles. On March 16, 2017, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rowles was granted 63,776 stock options with an exercise price of $29.03 per share, representing the closing price on the date of grant, and 6,481 shares of restricted common stock. The stock options vest 50% on March 31, 2018 and 50% on March 31, 2019. The shares of restricted stock have vesting as follows: (i) if the company achieved $700.0 or more of Adjusted Operating Income in 2017, then 50% of such shares would vest on each of March 31, 2018 and March 31, 2019, (ii) if the company achieved less than $630.0 million in Adjusted Operating Income in 2017, then all of such shares would be forfeited, and (iii) if the company achieved at least $630.0 million but less than $700.0 million in Adjusted Operating Income in 2017, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2018 and March 31, 2019 (with any remaining portion of the shares forfeited). The vesting of the stock options and shares of restricted stock are subject to Mr. Rowles’ continued employment with the company.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. As a result, 3,240 of these shares vested on March 31, 2018 and the remaining 3,241 shares will vest on March 31, 2019, subject to Mr. Rowles’ continued employment with the company.

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On December 19, 2017, pursuant to the terms of his new employment agreement, Mr. Rowles was granted 25,000 shares of restricted stock. The shares of restricted stock vest 25% on each of December 19, 2018, 2019, 2020 and 2021 (tied to the term of his employment agreement). The vesting of the shares of restricted stock are subject to Mr. Rowles’ continued employment with the company.
Kathy Willard. On March 16, 2017, as part of a broader set of grants made to certain of our executive officers and other key employees, Ms. Willard was granted 72,279 stock options with an exercise price of $29.03 per share, representing the closing price on the date of grant, and 7,345 shares of restricted common stock. The stock options vest 50% on March 31, 2018 and 50% on March 31, 2019. The shares of restricted stock have vesting as follows: (i) if the company achieved $700.0 million or more of Adjusted Operating Income in 2017, then 50% of such shares would vest on each of March 31, 2018 and March 31, 2019, (ii) if the company achieved less than $630.0 million in Adjusted Operating Income in 2017, then all of such shares would be forfeited, and (iii) if the company achieved at least $630.0 million but less than $700.0 million in Adjusted Operating Income in 2017, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2018 and March 31, 2019 (with any remaining portion of the shares forfeited). The vesting of the stock options and shares of restricted stock are subject to Ms. Willard’s continued employment with the company.
In March 2018, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis, adjusted for legal settlements. As a result, 3,673 of these shares vested on March 31, 2018 and the remaining 3,672 shares will vest on March 31, 2019, subject to Ms. Willard’s continued employment with the company.
On December 19, 2017, pursuant to the terms of her new employment agreement, Ms. Willard was granted 50,000 stock options with an exercise price of $44.06, representing the closing price on the date of grant, and 50,000 shares of restricted stock. The stock options and shares of restricted stock each vest 25% on each of December 19, 2018, 2019, 2020 and 2021 (tied to the term of her employment agreement). The vesting of the stock options and shares of restricted stock are subject to Ms. Willard’s continued employment with the company.
Timing of Equity Grants
The Compensation Committee currently does not utilize formal guidelines regarding the timing of equity award grants. However, in the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and make an assessment in its business judgment whether to delay the grant of any proposed equity award in order to avoid any impropriety.
Employee Benefits and Other Perquisites
The named executive officers are eligible to participate in our group benefits plan, which is generally available to all full-time employees in the United States and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care) or a health savings account and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and paid holidays. We believe that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.
In addition to the employee benefits discussed above, the named executive officers receive certain perquisites and personal benefits, as appropriate to their particular circumstances, which are not generally available to all our employees. In 2017:

•
Mr. Rapino received an automobile allowance and a medical exam along with reimbursement for the tax expense associated with the medical exam, both pursuant to the terms of his employment agreement, and other small items.

•
Mr. Berchtold received a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain friends and family members, tickets to certain sporting and music industry events, a membership to the House of Blues Foundation Room and other small items.

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•	Mr. Rowles received a company contribution under a 401(k) savings plan and tickets to Live Nation events for certain friends and family members.

•
Ms. Willard received a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain friends and family members, tickets to certain sporting and music industry events and other small items.

•	Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2017.
We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our events is integrally and directly related to the performance of the named executive officers’ duties, and we therefore do not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to constitute a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to us associated with those guests’ attendance are deemed to be perquisites.
For further discussion of the above perquisites, see “Executive Compensation Tables—2017 Summary Compensation Table” below.
401(k) Savings Plan
We maintain a 401(k) Savings Plan for all U.S.-based employees, including named executive officers, as a source of retirement income. Generally, our full-time employees that are at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees that are at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. We currently match 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 100% after the third full year of service, after which all matching contributions are fully vested at the time they are made. Our named executive officers receive contribution matches on the same terms and conditions as our other U.S. employees. Fidelity Investments is the independent plan trustee. As of December 31, 2017, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, our common stock is not an investment option under the plan. We believe that offering our named executive officers this additional vehicle for saving and generating earnings on their savings in a tax-deferred manner provides a valuable benefit that helps us to retain top talent.
Tax and Accounting Considerations
Tax Considerations
Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and the next three most highly compensated officers, other than our Chief Financial Officer, who are referred to as the Covered Persons. However, during 2017 and in earlier years, performance-based compensation that meets certain requirements may be excluded from this $1 million limitation. Effective January 1, 2018, this performance-based compensation exclusion was eliminated.
In reviewing the effectiveness of our executive compensation program and determining whether to structure our compensation to avoid the imposition of this $1 million deduction limitation, the Compensation Committee in 2017 and prior years considered the anticipated tax treatment to us and to the Covered Persons of various payments and benefits. However, the deductibility of certain compensation payments may depend, in part, upon the timing of vesting (or other tax events) arising in connection with certain other awards, as well as certain factors that may be beyond the Compensation Committee’s control. While the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2017, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be structured in this manner.

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The Compensation Committee does consider various alternatives designed to preserve the deductibility of compensation and benefits to the extent reasonably practicable and to the extent consistent with our other compensation objectives, including the objective of retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. As appropriate or advisable, the Compensation Committee in 2017 and prior years established specific annual performance criteria under our 2006 Annual Incentive Plan (as amended and restated) and/or our stock incentive plans in an effort to ensure deductibility of certain of our named executive officers’ incentive compensation. The Compensation Committee may, however, continue to award compensation which may not be fully deductible if it determines that such compensation is consistent with our philosophy and is in our and our stockholders’ best interests.
The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments). Again, the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, and such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.
Accounting Considerations
The Compensation Committee, when advised by management, also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives, but will consider any changes in light of our overall compensation philosophy.

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Ted Enloe (Chair)
Mark Shapiro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during 2017, or at any other time, an officer or employee of Live Nation, and no member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers (i) serves as a member of the compensation committee of any other company of which any member of the Compensation Committee or board of directors is an executive officer, or (ii) serves as a member of the board of directors of any other company of which any member of the Compensation Committee is an executive officer.

40 | 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES
2017 Summary Compensation Table

The following table sets forth summary information concerning the compensation for each of our named executive officers for all services rendered in all capacities to us during the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael Rapino President, Chief Executive Officer and Director	2017	2,416,667	1,000,000	58,631,538	1,720,677	6,766,667	80,211	70,615,760
	2016	2,300,000	—	574,992	1,959,351	5,520,000	83,898	10,438,241
	2015	2,300,000	—	1,266,500	1,250,555	5,060,000	83,324	9,960,379
Joe Berchtold President	2017	1,100,000	—	25,686,219	822,930	1,100,000	85,340	28,794,489
	2016	1,100,000	—	275,009	937,081	1,100,000	54,889	3,466,979
	2015	1,100,000	—	139,315	370,189	1,100,000	23,993	2,733,497
Brian Capo Chief Accounting Officer	2017	335,000	—	72,575	—	134,000	—	541,575
	2016	315,200	—	—	—	94,560	—	409,760
	2015	307,500	—	50,660	50,164	92,250	—	500,574
Michael Rowles General Counsel and Secretary	2017	750,000	—	1,289,643	561,095	750,000	15,284	3,366,022
	2016	750,000	—	187,502	638,916	750,000	24,878	2,351,296
	2015	750,000	—	—	275,944	750,000	19,148	1,795,092
Kathy Willard Chief Financial Officer	2017	850,000	—	2,416,225	1,315,616	850,000	58,742	5,490,583
	2016	850,000	—	212,495	724,106	850,000	36,050	2,672,651
	2015	850,000	—	107,653	286,052	850,000	20,398	2,114,103

(1)	The amounts reflected in the table represent the actual amounts paid to the named executive officers in the applicable year and are not annualized.
(2)
The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC 718. Additional information related to the calculation of the compensation cost is set forth in Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. All of these awards were granted under our stock incentive plans.

(3)
The amounts set forth in this column for 2017 reflect a cash performance bonus that was paid in 2018 but was earned based upon obtaining 2017 financial performance goals. For further discussion of these bonus payments, see the Compensation Discussion and Analysis section of this proxy statement.

(4)
The amounts for 2017 represent (i) for Mr. Rapino, an automobile allowance of $60,000, a medical exam and a tax gross-up payment in respect thereof, and other small items; (ii) for Mr. Berchtold, a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain friends and family members, tickets to certain sporting and music industry events of $67,230, a membership to the House of Blues Foundation Room, and other small items (iii) for Mr. Rowles, a company contribution under a 401(k) savings plan and tickets to Live Nation events for certain friends and family members, and (iv) for Ms. Willard, a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain friends and family members, tickets to certain sporting and music industry events of $47,240, and other small items. Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2017.

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2017 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2017 to the named executive officers.

	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Rapino	3/16/17	3,630,000	4,833,333	9,670,000	—	—	—	—	—	—	—
	3/16/17	—	—	—	—	—	—	—	195,578(3)	29.03	1,720,677
	3/16/17	—	—	—	17,888	19,876(3)	—	—	—	—	577,000
	12/15/17	—	—	—	—	700,000(4)	1,750,000	—	—	—	45,712,940
	12/15/17	—	—	—	—	—	—	289,505(5)	—	—	12,341,598
Joe Berchtold	3/16/17	990,000	1,100,000	—	—	—	—	—	—	—	—
	3/16/17	—	—	—	—	—	—	—	93,537(3)	29.03	822,930
	3/16/17	—	—	—	8,555	9,506(3)	—	—	—	—	275,959
	12/19/17	—	—	—	—	300,000(4)	750,000	—	—	—	21,004,260
	12/19/17	—	—	—	—	—	—	100,000(5)	—	—	4,406,000
Brian Capo	3/16/17	120,600	134,000	—	—	—	—	—	—	—	—
	3/16/17	—	—	—	—	—	—	2,500(5)	—	—	72,575
Michael Rowles	3/16/17	675,000	750,000	—	—	—	—	—	—	—	—
	3/16/17	—	—	—	—	—	—	—	63,776(3)	29.03	561,095
	3/16/17	—	—	—	5,832	6,481(3)	—	—	—	—	188,143
	12/19/17	—	—	—	—	—	—	25,000(5)	—	—	1,101,500
Kathy Willard	3/16/17	765,000	850,000	—	—	—	—	—	—	—	—
	3/16/17	—	—	—	—	—	—	—	72,279(3)	29.03	635,904
	3/16/17	—	—	—	6,610	7,345(3)	—	—	—	—	213,225
	12/19/17	—	—	—	—	—	—	—	50,000(5)	44.06	679,712
	12/19/17	—	—	—	—	—	—	50,000(5)	—	—	2,203,000

(1)	The amounts reflect the number of shares of restricted stock or stock options granted under our stock incentive plans.
(2)
The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)
Mr. Rapino’s, Mr. Berchtold’s, Mr. Rowles’ and Ms. Willard’s restricted stock awards each vested 50% on March 31, 2018, in connection with our achievement of the financial performance target established by the Compensation Committee, and the remaining 50% of each of the awards will vest on March 31, 2019, subject to each such executive’s continued employment with the company. Mr. Rapino’s, Mr. Berchtold’s, Mr. Rowles’ and Ms. Willard’s options vested 50% on March 31, 2018 with the remaining 50% to vest on March 31, 2019, subject to each such executive’s continued employment with the company.

(4)
Represents performance award shares that will vest and be settled in shares of restricted stock from time to time during a performance period running from November 1, 2017 through December 31, 2022 upon attainment of various stock price targets for a period of 60 days. On March 12, 2018, Mr. Rapino was issued 35,000 shares of restricted stock and Mr. Berchtold was issued 15,000 shares of restricted stock in connection with the attainment of a stock price target and the vesting of a portion of their respective awards.

(5)	These shares will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. Mr. Capo’s restricted stock award vested 25% on March 16, 2018.

42 | 2018 Proxy Statement

2017 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information regarding the outstanding equity awards at December 31, 2017 granted to each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael Rapino	1,580,000	—	—	2.75	3/2019	—	—	—		—
	400,000	—	—	11.01	6/2020	—	—	—		—
	452,600	—	—	11.44	7/2021	—	—	—		—
	500,000	—	—	8.71	8/2022	—	—	—		—
	3,600,000	—	—	8.77	12/2022	—	—	—		—
	150,000	—	—	25.33	1/2025	—	—	—		—
	141,012	141,012	—	19.36	2/2026	—	—	—		—
	—	195,578	—	29.03	3/2027	—	—	—		—
	—	—	—	—	—	289,505	12,324,228	—		—
	—	—	—	—	—	—	—	14,850		632,165
	—	—	—	—	—	—	—	19,876		846,121
	—	—	—	—	—	—	—	700,000	(4)	29,799,000
Joe Berchtold	106,100	—	—	11.44	7/2021	—	—	—		—
	131,200	—	—	11.69	3/2023	—	—	—		—
	562,500	187,500	—	20.90	1/2024	—	—	—		—
	44,403	—	—	25.33	1/2025	—	—	—		—
	67,440	67,441	—	19.36	2/2026	—	—	—		—
	—	93,537	—	29.03	3/2027	—	—	—		—
	—	—	—	—	—	37,500	1,596,375	—		—
	—	—	—	—	—	100,000	4,257,000	—		—
	—	—	—	—	—	—	—	7,103		302,375
	—	—	—	—	—	—	—	9,506		404,670
	—	—	—	—	—	—	—	300,000	(4)	12,771,000
Brian Capo	2,500	2,500	—	25.33	1/2025	—	—	—		—
	—	—	—	—	—	1,000	42,570	—		—
	—	—	—	—	—	2,500	106,425	—		—
Michael Rowles	135,680	—	—	11.01	6/2020	—	—	—		—
	37,300	—	—	11.44	7/2021	—	—	—		—
	46,673	—	—	11.69	3/2023	—	—	—		—
	75,000	25,000	—	20.90	1/2024	—	—	—		—
	35,000	—	—	24.96	3/2025	—	—	—		—
	45,982	45,982	—	19.36	2/2026	—	—	—		—
	—	63,776	—	29.03	3/2027	—	—	—		—
	—	—	—	—	—	6,250	266,063	—		—
	—	—	—	—	—	25,000	1,064,250	—		—
	—	—	—	—	—	—	—	4,843		206,167
	—	—	—	—	—	—	—	6,481		275,896

2018 Proxy Statement | 43

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Kathy Willard	148,040	—	—	11.01	6/2020	—	—	—	—
	81,500	—	—	11.44	7/2021	—	—	—	—
	127,290	—	—	11.69	3/2023	—	—	—	—
	225,000	75,000	—	20.90	1/2024	—	—	—	—
	34,311	—	—	25.33	1/2025	—	—	—	—
	52,113	52,113	—	19.36	2/2026	—	—	—	—
	—	72,279	—	29.03	3/2027	—	—	—	—
	—	50,000	—	44.06	12/2027	—	—	—	—
	—	—	—	—	—	6,250	266,063	—	—
	—	—	—	—	—	50,000	2,128,500	—	—
	—	—	—	—	—	—	—	5,488	233,624
	—	—	—	—	—	—	—	7,345	312,677

(1)	The following table provides information with respect to our named executive officers’ unvested stock options as of December 31, 2017.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	Michael Rowles	Kathy Willard
January 2018	—	187,500	1,250	25,000	75,000
March 2018	238,801	114,209	—	77,870	88,252
December 2018	—	—	—	—	12,500
January 2019	—	—	1,250	—	—
March 2019	97,789	46,769	—	31,888	36,140
December 2019	—	—	—	—	12,500
December 2020	—	—	—	—	12,500
December 2021	—	—	—	—	12,500
Total	336,590	348,478	2,500	134,758	249,392

(2)	The following table provides information with respect to our named executive officers’ earned but unvested restricted stock awards as of December 31, 2017.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	Michael Rowles	Kathy Willard
January 2018	—	37,500	500	6,250	6,250
March 2018	24,788	11,856	625	8,083	9,161
November 2018	72,376	—	—	—	—
December 2018	—	25,000	—	6,250	12,500
January 2019	—	—	500	—	—
March 2019	9,938	4,753	625	3,241	3,672
November 2019	72,376	—	—	—	—
December 2019	—	25,000	—	6,250	12,500
March 2020	—	—	625	—	—
November 2020	72,376	—	—	—	—
December 2020	—	25,000	—	6,250	12,500
March 2021	—	—	625	—	—
November 2021	72,377	—	—	—	—
December 2021	—	25,000	—	6,250	12,500
Total	324,231	154,109	3,500	42,574	69,083

(3)
Market value of restricted stock grants is determined by using the closing price of $42.57 per share for our common stock on December 29, 2017, the last business day of the 2017 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers if and when these awards vest, due to potential fluctuations in the value of our common stock.

(4)	Performance shares are shown at target level for the award.

44 | 2018 Proxy Statement

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Michael Rapino(2)	1,090,000	19,374,867	39,850	1,210,245
Joe Berchtold(3)	20,000	632,794	47,352	1,338,705
Brian Capo(4)	7,500	219,975	500	13,715
Michael Rowles(5)	—	—	14,306	435,556
Kathy Willard(6)	20,000	247,192	13,863	404,457

(1)	Represents gross shares and related value acquired on vesting, before shares withheld for tax purposes.
(2)	Upon the vesting of Mr. Rapino’s restricted stock awards, 20,795 shares of our common stock with an aggregate value on vesting of $631,544 were withheld to satisfy tax withholding obligations.
(3)	Upon the vesting of Mr. Berchtold’s restricted stock awards, 23,269 shares of our common stock with an aggregate value on vesting of $658,640 were withheld to satisfy tax withholding obligations.
(4)	Upon the vesting of Mr. Capo’s restricted stock awards, 164 shares of our common stock with an aggregate value on vesting of $4,499 were withheld to satisfy tax withholding obligations.
(5)	Upon the vesting of Mr. Rowles’ restricted stock awards, 6,076 shares of our common stock with an aggregate value on vesting of $186,909 were withheld to satisfy tax withholding obligations.
(6)	Upon the vesting of Ms. Willard’s restricted stock awards, 6,827 shares of our common stock with an aggregate value on vesting of $198,848 were withheld to satisfy tax withholding obligations.

2018 Proxy Statement | 45

2017 Potential Payments Upon Termination or Change in Control

Name	Benefit (1)	Termination w/o Cause ($)	Termination w/Good Reason ($)	Death ($)	Disability ($) (2)	Change in Control ($)
Michael Rapino	Severance (3)	22,560,000	22,560,000	14,040,000	14,040,000	—
	Equity Awards (3)(4)	94,221,028	94,221,028	94,221,028	94,221,028	94,221,028
	Medical Benefits (3)	180,000	180,000	—	—	—
Total		116,961,028	116,961,028	108,261,028	108,261,028	94,221,028
Joe Berchtold	Severance (5)	3,300,000	3,300,000	1,100,000	1,100,000	—
	Equity Awards (4)(5)	45,382,842	45,382,842	45,382,842	45,382,842	45,382,842
Total		48,682,842	48,682,842	46,482,842	46,482,842	45,382,842
Brian Capo	Severance (6)	251,250	251,250	—	—	—
	Equity Awards (4)	—	—	192,095	—	192,095
Total		251,250	251,250	192,095	—	192,095
Michael Rowles	Severance (7)	2,250,000	2,250,000	750,000	750,000	—
	Equity Awards (4)(7)	4,284,894	4,284,894	4,284,894	4,284,894	4,284,894
Total		6,534,894	6,534,894	5,034,894	5,034,894	4,284,894
Kathy Willard	Severance (8)	2,550,000	2,550,000	850,000	850,000	—
	Equity Awards (4)(8)	6,754,314	6,754,314	6,754,314	6,754,314	6,754,314
Total		9,304,314	9,304,314	7,604,314	7,604,314	6,754,314

(1)
All benefits are calculated as if these events were to occur on December 29, 2017, the last business day of the 2017 fiscal year, as required under the applicable rules. Each named executive officer legally is entitled to receive his or her accrued and unpaid base salary (including accrued paid time-off) upon any termination, including a termination for “cause.” Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination by virtue of company policy or such officer’s employment agreement. In certain circumstances (as explained in the footnotes below) a named executive officer would be entitled to a pro-rated cash performance bonus for the year of termination, which for purposes of this table would be for 2017. For presentation purposes, in those instances, the severance amounts shown include the full 2017 performance bonus that was actually received by such officer and which has already been included in the 2017 Summary Compensation Table, which performance bonus would not have actually been paid as shown in such table in that instance since, in this hypothetical presentation, the termination would have been as of the last business day of the year (i.e., there would be no duplicative payments of such amounts); the full bonus is shown since pro-ration would be negligible. Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination. For definitions of “cause” and “good reason” applicable to the named executive officers and a description of the payment schedules applicable to the payments summarized in this table, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.

(2)
Upon disability, generally, each named executive officer’s stock options would continue to vest, and the restrictions on any restricted stock awards would continue to lapse, in accordance with their terms.

(3)
If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $22,560,000 (which represents the Rapino Company Severance ($17,040,000), as defined below under “Named Executive Officer Employment Agreements & Other Compensation Information—Michael Rapino,” and his 2016 performance bonus ($5,520,000), (ii) the acceleration of all stock options, restricted stock awards and performance stock awards and (iii) a payment of $5,000 per month for up to three years in respect of continued medical coverage.

(4)
In the event of either a “change in control” or the death of an officer, the officer’s outstanding unvested stock options and shares of restricted stock granted under the Live Nation or Ticketmaster stock incentive plans would immediately vest in their entirety pursuant to the terms of the applicable grant agreements (applicable to all employees generally). The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 29, 2017 of $42.57, but exclude stock options where the exercise price exceeds the closing sale price of our common stock on such date.

(5)
If Mr. Berchtold’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $3,300,000 (representing $2,200,000 in salary payout and $1,100,000 for his 2017 performance bonus) and (ii) the acceleration of all stock options, restricted stock awards and performance stock awards. If Mr. Berchtold’s employment is terminated due to his death or disability, he would receive $1,100,000, representing his performance bonus for 2017.

(6)
If Mr. Capo’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of $251,250 representing a salary payout.

(7)
If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $2,250,000 (representing $1,500,000 in salary payout and $750,000 for his 2017 performance bonus) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Rowles’ employment is terminated due to his death or disability, he would receive $750,000, representing his performance bonus for 2017.

(8)
If Ms. Willard’s employment is terminated by her for “good reason” or by us without “cause,” provided she signs a general release of claims, she would receive (i) consideration of $2,550,000 (representing $1,700,000 in salary payout and $850,000 for her 2017 performance bonus) and (ii) the acceleration of all stock options and restricted stock awards. If Ms. Willard’s employment is terminated due to her death or disability, she would receive $850,000, representing her performance bonus for 2017.

46 | 2018 Proxy Statement

Change in Control Provisions
For a more detailed description of the “change in control” provisions applicable to our named executive officers under their employment agreements, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.
Named Executive Officer Employment Agreements & Other Compensation Information
We have entered into employment agreements with each of the named executive officers. Among other things, these agreements provide for certain payments upon a change in control or termination of employment. The principal elements of these employment agreements are summarized below:
Michael Rapino
In October 2009, we entered into the Rapino 2009 Agreement with Mr. Rapino, which was subsequently amended in December 2012, that replaced and superseded his prior employment agreement and became effective upon completion of the Ticketmaster merger. In December 2017, we entered into the Rapino 2017 Agreement with Mr. Rapino, which was effective as of November 1, 2017. Pursuant to his employment agreement, Mr. Rapino serves as our President and Chief Executive Officer, and a member of our board of directors for as long as he remains an officer of the company. The term of the Rapino 2017 Agreement ends on December 31, 2022.
Pursuant to the Rapino 2009 Agreement, Mr. Rapino received a base salary of $2,300,000 per year for 2015, 2016 and most of 2017, with no guaranteed annual minimum increases. Effective November 1, 2017, Mr. Rapino receives a base salary of $3,000,000 per year pursuant to the Rapino 2017 Agreement, with no guaranteed annual minimum increases. In connection with the negotiation and entering into of the Rapino 2017 Agreement, in December 2017 Mr. Rapino was granted (i) 289,505 shares of restricted stock, vesting in four equal annual installments, and (ii) a grant targeted at 700,000 performance shares, to vest and be settled in shares of restricted stock from time to time during a performance period running from November 1, 2017 through December 31, 2022 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 250% of the target award amount.
Under the terms of the Rapino 2009 Agreement, Mr. Rapino was eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned and (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned (each subject to increases or decreases based on actual performance, determined by reference to the achievement of performance targets established by the Compensation Committee). Effective November 1, 2017, under the Rapino 2017 Agreement, Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to 200% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target). The Rapino 2017 Agreement further provides that for 2017 Mr. Rapino will be entitled to any bonus payable under the Rapino 2009 Agreement, as if the Rapino 2009 Agreement had remained in effect for the full calendar year of 2017, with the following modifications: (i) ten-twelfths (10/12) of such bonus will be calculated using Mr. Rapino’s base salary under the Rapino 2009 Agreement, (ii) two-twelfths (2/12) of such bonus will be calculated using Mr. Rapino’s base salary under the Rapino 2017 Agreement, and (iii) he is entitled to receive a guaranteed $1,000,000 bonus for 2017 (in addition to the amount to be calculated pursuant to the Rapino 2009 Agreement and the preceding clauses (i) and (ii)).
Under the Rapino 2009 Agreement, Mr. Rapino was entitled to receive an annual car allowance in an amount not to exceed $60,000 per year, which amount was increased to $75,000 per year pursuant to the Rapino 2017 Agreement.
The Rapino 2017 Agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by us upon Mr. Rapino’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject in some cases to our right to cure.

2018 Proxy Statement | 47

If Mr. Rapino’s employment is terminated due to his death or disability, under the Rapino 2017 Agreement he is entitled to receive:

•	accrued and unpaid base salary;

•	a pro-rated performance bonus for the current year, along with any such bonus that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	a cash payment equal to the sum of his base salary and an amount equal to his most recent performance bonus for the year prior to termination; and

•	acceleration of vesting of all of his equity awards and the extension of their exercisability for the life of such awards.
If Mr. Rapino’s employment is terminated by us for “cause” or by Mr. Rapino without “good reason”, he is entitled to receive:

•	accrued and unpaid base salary;

•	a pro-rated performance bonus for the current year, along with any such bonus that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay; and

•	unreimbursed expenses.
If Mr. Rapino’s employment is terminated by us without “cause” or by Mr. Rapino for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	a pro-rated performance bonus for the current year, along with any such bonus that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay;

•	unreimbursed expenses;
and, subject to Mr. Rapino signing a general release of claims,

•
a cash payment, referred to as the Rapino Company Severance, equal to (i) the sum of Mr. Rapino’s base salary and the performance bonus paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by (ii) two;

•
for the period commencing with the first full calendar month following the date of termination and ending on the earlier of (A) the day preceding the third anniversary thereof or (B) the date on which Mr. Rapino becomes entitled to coverage under the group health plan of a subsequent employer, a payment of $5,000 per month in respect of continued medical coverage for Mr. Rapino and his dependents; and

•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rapino.
For purposes of the Rapino 2017 Agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to us; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any intentional act of fraud, embezzlement, theft or other act of dishonesty against us that causes material and demonstrable injury, monetarily or otherwise to us; or (v) Mr. Rapino’s material breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to us.
For purposes of the Rapino 2017 Agreement, “good reason” is defined as: (i) a reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity; (ii) a breach by us of a material provision of the employment agreement; (iii) failure to re-nominate Mr. Rapino to our board of directors; (iv) us requiring Mr. Rapino to report to

48 | 2018 Proxy Statement

anyone other than the board of directors; (v) a substantial diminution in Mr. Rapino’s duties, responsibilities or authority or a change in his title; (vi) the assignment to Mr. Rapino of duties inconsistent with the usual and customary duties associated with a president and chief executive officer of entities comparable to the company; and (vii) a transfer of Mr. Rapino’s primary workplace away from Los Angeles.
The Rapino 2017 Agreement also contains non-disclosure, non-solicitation and indemnification provisions.
Joe Berchtold
In March 2014, we entered into an employment agreement with Mr. Berchtold effective as of January 1, 2014, with a term ending on December 31, 2017 (the “Berchtold 2014 Agreement”). In December 2017, we entered into a new employment agreement with Mr. Berchtold effective as of January 1, 2018 (the “Berchtold 2018 Agreement”), with a term ending on December 31, 2022, pursuant to which he serves as our President. After that date, unless earlier terminated, Mr. Berchtold’s employment will be on an at-will basis.
Under the Berchtold 2014 Agreement, Mr. Berchtold received a base salary of $1,100,000 per year for 2015, 2016 and 2017. Effective January 1, 2018, Mr. Berchtold receives a base salary of $1,300,000 per year pursuant to the Berchtold 2018 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and entering into of the Berchtold 2018 Agreement, in December 2017 Mr. Berchtold was granted (i) 100,000 shares of restricted stock, vesting in four equal annual installments, and (ii) a grant targeted at 300,000 performance shares, to vest and be settled in shares of restricted stock from time to time during a performance period running from November 1, 2017 through December 31, 2022 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 250% of the target award amount.
Under the terms of the Berchtold 2014 Agreement, Mr. Berchtold was eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Effective January 1, 2018, pursuant to the Berchtold 2018 Agreement, the target for Mr. Berchtold’s annual cash performance bonus was increased to 200%.
The Berchtold 2018 Agreement (i) will terminate upon Mr. Berchtold’s death, (ii) may be terminated by us upon Mr. Berchtold’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Mr. Berchtold’s general right to cure, and (iv) may be terminated by Mr. Berchtold (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Berchtold’s employment is terminated by reason of death or disability or by us for “cause,” under the Berchtold 2018 Agreement he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold (in cases of death or disability only); and

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Berchtold’s employment is terminated by us without “cause,” or by Mr. Berchtold for “good reason,” under the Berchtold 2018 Agreement he is entitled to:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

2018 Proxy Statement | 49

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and

•
subject to Mr. Berchtold signing a general release of claims, a cash payment equal to Mr. Berchtold’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold.

For purposes of the Berchtold 2018 Agreement, “cause” means: (i) conduct by Mr. Berchtold constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Berchtold of a material duty under the employment agreement, (iii) Mr. Berchtold’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Berchtold, a plea of nolo contendere by Mr. Berchtold or other conduct by Mr. Berchtold that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Berchtold to comply with a material term of the employment agreement or (vi) a material violation by Mr. Berchtold of our employment policies.
For purposes of the Berchtold 2018 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Berchtold’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Berchtold’s principal work location outside Los Angeles.
The Berchtold 2018 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Brian Capo
In December 2007, we entered into, and in December 2008 and October 2009, we amended, an employment agreement with Brian Capo to serve as our Chief Accounting Officer. As amended, the initial term of the employment agreement began effective December 17, 2007 and ended December 17, 2009. After that date, the agreement renews automatically day-to-day so that there will always be exactly twelve months remaining in the term.
Under the employment agreement, Mr. Capo’s base salary was initially set at $280,000 per year, and he is eligible to receive annual increases commensurate with company policy. In January 2015, the Compensation Committee increased Mr. Capo’s base salary to $307,500, in January 2016, the Compensation Committee increased Mr. Capo’s base salary to $315,200, and in January 2017, the Compensation Committee increased Mr. Capo’s base salary to $335,000.
Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 40% (which was 30% in 2015 and 2016) of his base salary, based on the achievement of performance targets which are currently established annually by the Compensation Committee.
The employment agreement may be terminated at any time by either Mr. Capo or us with or without cause (as determined in our reasonable discretion).
If Mr. Capo’s employment is terminated by reason of death, by Mr. Capo for any reason or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.
If Mr. Capo’s employment is terminated by us without “cause,” or by Mr. Capo for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

50 | 2018 Proxy Statement

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan; and

•	subject to Mr. Capo signing a general release of claims, a cash payment equal to Mr. Capo’s base salary for nine months.
For purposes of the employment agreement, “good reason” is defined as a material reduction of Mr. Capo’s duties, responsibilities, authority or compensation.
The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.
Michael Rowles
In March 2014, we entered into an employment agreement with Mr. Rowles effective as of January 1, 2014, with a term ending on December 31, 2017 (the “Rowles 2014 Agreement”). In December 2017, we entered into a new employment agreement with Mr. Rowles effective as of January 1, 2018 (the “Rowles 2018 Agreement”), with a term ending on December 31, 2022, pursuant to which he serves as our General Counsel. After that date, unless earlier terminated, Mr. Rowles’ employment will be on an at-will basis.
Under the Rowles 2014 Agreement, Mr. Rowles received a base salary of $750,000 per year for 2015, 2016 and 2017. Effective January 1, 2018, Mr. Rowles receives a base salary of $800,000 per year pursuant to the Rowles 2018 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and entering into of his agreement, in December 2017 Mr. Rowles was granted 25,000 shares of restricted stock, vesting in four equal annual installments.
Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.
The Rowles 2018 Agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Mr. Rowles’ general right to cure, and (iv) may be terminated by Mr. Rowles (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Rowles’ employment is terminated by reason of death or disability or by us for “cause,” under the Rowles 2018 Agreement he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles (in cases of death or disability only); and

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” under the Rowles 2018 Agreement he is entitled to:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and

2018 Proxy Statement | 51

•
subject to Mr. Rowles signing a general release of claims, a cash payment equal to Mr. Rowles’ base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles.

For purposes of the Rowles 2018 Agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement, (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement or (vi) a material violation by Mr. Rowles of our employment policies.
For purposes of the Rowles 2018 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Rowles’ duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Rowles’ principal work location outside Los Angeles.
The Rowles 2018 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Kathy Willard
In March 2014, we entered into an employment agreement with Ms. Willard effective as of January 1, 2014, with a term ending on December 31, 2017 (the “Willard 2014 Agreement”). In December 2017, we entered into a new employment agreement with Ms. Willard effective as of January 1, 2018 (the “Willard 2018 Agreement”), with a term ending on December 31, 2022, pursuant to which she serves as our Chief Financial Officer. After that date, unless earlier terminated, Ms. Willard’s employment will be on an at-will basis.
Under the Willard 2014 Agreement, Ms. Willard received a base salary of $850,000 per year for 2015, 2016 and 2017. Effective January 1, 2018, Ms. Willard receives a base salary of $950,000 per year pursuant to the Willard 2018 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and entering into of her agreement, in December 2017 Ms. Willard was granted 50,000 stock options and 50,000 shares of restricted stock, with both awards vesting in four equal annual installments.
Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee.
The Willard 2018 Agreement (i) will terminate upon Ms. Willard’s death, (ii) may be terminated by us upon Ms. Willard’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Ms. Willard’s general right to cure, and (iv) may be terminated by Ms. Willard (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Ms. Willard’s employment is terminated by reason of death or disability or by us for “cause,” under the Willard 2018 Agreement she is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which she may be entitled under any applicable employee benefit plan;

•	immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard (in cases of death or disability only); and

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.

52 | 2018 Proxy Statement

If Ms. Willard’s employment is terminated by us without “cause,” or by Ms. Willard for “good reason,” under the Willard 2018 Agreement she is entitled to:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which she may be entitled under any applicable employee benefit plan;

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and

•
subject to Ms. Willard signing a general release of claims, a cash payment equal to Ms. Willard’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard.

For purposes of the Willard 2018 Agreement, “cause” means: (i) conduct by Ms. Willard constituting a material act of willful misconduct in connection with the performance of her duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Ms. Willard of a material duty under the employment agreement, (iii) Ms. Willard’s refusal or failure to follow lawful directives consistent with her title and position and the terms of the employment agreement, (iv) a criminal conviction of Ms. Willard, a plea of nolo contendere by Ms. Willard or other conduct by Ms. Willard that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Ms. Willard to comply with a material term of the employment agreement or (vi) a material violation by Ms. Willard of our employment policies.
For purposes of the Willard 2018 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Ms. Willard’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Ms. Willard’s principal work location outside Los Angeles.
The Willard 2018 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
OTHER COMPENSATION INFORMATION
We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Rapino, our Chief Executive Officer as of December 31, 2017 pursuant to the SEC's pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K (“Item 402”). We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC's pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.
To identify our median employee, we first determined our employee population as of December 31, 2017, which consisted of employees located in the U.S. and internationally, representing all full-time, part-time, seasonal and temporary employees employed by our company on that date. As is typical for an entertainment company in the concerts industry, a significant portion of our employee population consists of part-time, seasonal and temporary employees who work in our venues and festivals (including ticket takers and ushers), and in our call centers (including customer service representatives) who by nature of their limited hours worked during the year have relatively low total compensation. Item 402 does not permit making annualized or full-time equivalent adjustments to the compensation of these individuals. We did not exclude any groups of employees under the 5 percent de minimis threshold permitted by the SEC. Using information from our payroll records, we then measured each employee's gross wages for calendar year 2017 in a consistent manner across jurisdictions using different payroll systems. For non-U.S. employees paid in local currency, the total annual compensation was translated to U.S. dollars using published exchange rates as of December 31, 2017. As permitted by Item 402, the company annualized the total compensation for permanent employees that were employed for less than the full fiscal year (i.e., employees who were hired mid-year 2017), but did not make any cost-of-living or other adjustments.

2018 Proxy Statement | 53

Once we identified our median employee, we then determined that employee's total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above.
Using these guidelines, our Chief Executive Officer had annual total compensation of $70,615,760 and the median-compensated employee at Live Nation had annual total compensation of $24,406, so the resulting ratio was 2893:1. The Chief Executive Officer’s annual total compensation includes one-time costs of $59,054,538 incurred in connection with Mr. Rapino’s 5-year employment agreement renewal in 2017, consisting mainly of the full value of equity-incentive compensation calculated in accordance with accounting rules (ASC 718) which is tied to the attainment of performance metrics over the full 5-year term of the agreement and is thus not guaranteed to be realized. Excluding such costs, and comparing the Chief Executive Officer’s compensation to that for U.S. full-time salaried employees (with a median of $77,863, in order to exclude those employees discussed above who by the nature of their roles and limited hours worked have relatively low total compensation), the ratio would be 148:1.

54 | 2018 Proxy Statement

ADDITIONAL INFORMATION
Other Matters
Other than as set forth above, the board of directors is not aware of any other business that may be brought before the 2018 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Ms. Willard, to vote on such matters in accordance with their best judgment.
An electronic copy of our Annual Report on Form 10-K filed with the SEC on February 27, 2018, is available free of charge in the Reports section of our website at investors.livenationentertainment.com. A paper copy of the Form 10-K may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of proxy materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of the proxy materials unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will receive separate proxy cards. This procedure will reduce printing costs and postage fees.
To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, or by phone at (310) 867-7000. Individual copies of the proxy materials also may be requested at any time at this same address and telephone number.
Stockholder Proposals for the 2019 Annual Meeting
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy materials for our 2019 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December 27, 2018 and (ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Exchange Act. Any proposals not received by this deadline will be untimely and not included in our 2019 proxy materials.
Alternatively, under our bylaws, a stockholder may bring a proposal before our 2019 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 6, 2019 and no later than March 8, 2019 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2019 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com.

2018 Proxy Statement | 55

Proposals should be addressed to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Nomination of Directors for the 2019 Annual Meeting
You may propose a director nominee for consideration at the next annual meeting by complying with our bylaws, which provide for a notice that must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than February 6, 2019 and no later than March 8, 2019, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 20, 2018

56 | 2018 Proxy Statement

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Central Time, on June 5, 2018.

Vote by Internet

- Go to **www.envisionreports.com/LYV**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark Carleton	☐	☐	☐	02 - Ariel Emanuel	☐	☐	☐	03 - Robert Ted Enloe, III	☐	☐	☐
04 - Ping Fu	☐	☐	☐	05 - Jeffrey T. Hinson	☐	☐	☐	06 - James Iovine	☐	☐	☐
07 - James S. Kahan	☐	☐	☐	08 - Gregory B. Maffei	☐	☐	☐	09 - Randall T. Mays	☐	☐	☐
10 - Michael Rapino	☐	☐	☐	11 - Mark S. Shapiro	☐	☐	☐	12 - Dana Walden	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Live Nation Entertainment's independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

02TJ8C

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement, 10-K and 2017 Annual Report to Stockholders are available free of charge at:
www.envisionreports.com/lyv.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

LIVE NATION ENTERTAINMENT®

Proxy — LIVE NATION ENTERTAINMENT, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 6, 2018

The undersigned hereby appoints Michael Rapino and Kathy Willard, and each of them, proxy holders of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Live Nation Entertainment, Inc.'s common stock which the undersigned is entitled to vote and act for at the Annual Meeting of Stockholders to be held at 9348 Civic Center Drive, Beverly Hills, California 90210 on June 6, 2018 at 8:30 a.m. local time or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present thereat.

THE PROXY HOLDERS WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE PROXY STATEMENT.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

(Continued and to be marked, dated and signed, on the other side.)